UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BLOOMIN’ BRANDS, INC.

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Bloomin’ Brands, Inc.

2202 North West Shore Boulevard, Suite 500

Tampa, Florida 33607

March 10, 2017

Dear Bloomin’ Brands Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Bloomin’ Brands, Inc. on Friday, April 21, 2017, at 8:00 a.m. (EDT), at Corporate Center One, 2202 North West Shore Boulevard, 4th Floor, Tampa, Florida 33607. The purpose of the meeting is detailed in the Notice of Annual Meeting of Stockholders and the Proxy Statement.

To provide you with the information you need to make an informed vote, while also lowering the cost of delivery and reducing the negative environmental impact of printing and delivering proxy materials, most of our stockholders will once again receive our proxy materials over the internet. Your vote is important regardless of the number of shares you own, and we encourage you to vote on the internet whether or not you plan to attend the meeting. Alternatively, you may vote by telephone or, if you received the proxy materials in the mail, by completing, signing, dating, and returning the paper proxy card in the enclosed prepaid and addressed envelope.

If you plan to attend the meeting, please bring photo identification as well as your notice, admission ticket from your proxy card, or a current statement of ownership from a bank, broker or other third party confirming ownership.

Thank you for considering the matters presented in the proxy statement and please vote as soon as you are able.

We look forward to seeing you at the annual meeting.

Chairman of the Board of Directors

and Chief Executive Officer

BLOOMIN’ BRANDS, INC.

2202 North West Shore Boulevard, Suite 500

Tampa, Florida 33607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 21, 2017

The Annual Meeting of Stockholders of Bloomin’ Brands, Inc. will be held at Corporate Center One, 2202 North West Shore Boulevard, 4th Floor, Tampa, Florida 33607 on Friday, April 21, 2017, at 8:00 a.m. (EDT) for the following purposes:

1.	To elect three members to the Bloomin’ Brands, Inc. Board of Directors

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Bloomin’ Brands, Inc. independent registered certified public accounting firm for the fiscal year ending December 31, 2017

3.	To obtain non-binding advisory approval of the compensation of the Bloomin’ Brands, Inc. named executive officers

The foregoing items of business are more fully described in the accompanying proxy statement. The record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof is February 22, 2017.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the proxy statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you are a registered holder and decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Kelly Lefferts, Secretary

Tampa, Florida

March 10, 2017

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on April 21, 2017:

This notice of annual meeting of stockholders, the accompanying proxy statement, and our 2016 annual report to stockholders are available at www.edocumentview.com/BLMN.

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BLOOMIN’ BRANDS, INC.

2202 North West Shore Boulevard, Suite 500

Tampa, Florida 33607

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Bloomin’ Brands, Inc., a Delaware corporation (“Bloomin’ Brands,” “the Company,” “we,” “us,” or “our”), for the Annual Meeting of Stockholders to be held at 8:00 a.m. (EDT) on Friday, April 21, 2017, at the principal executive offices of the Company at Corporate Center One, 2202 North West Shore Boulevard, 4th Floor, Tampa, Florida 33607, and at any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about March 10, 2017, to stockholders entitled to vote at the annual meeting.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the annual meeting are:

1.	To elect three members to the Bloomin’ Brands Board of Directors

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Bloomin’ Brands independent registered certified public accounting firm for the fiscal year ending December 31, 2017

3.	To obtain non-binding advisory approval of the compensation of the Bloomin’ Brands named executive officers

Each proposal is described in more detail in this proxy statement.

VOTING

Voting Rights

Only stockholders of record of Bloomin’ Brands common stock on February 22, 2017, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 103,025,275 shares of our common stock outstanding.

A majority of the outstanding shares of common stock must be present or represented by proxy at the annual meeting in order to have a quorum for the annual meeting. Abstentions and “broker non-votes” will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner submits a proxy for the annual meeting without voting on a particular proposal, because the bank, broker or other nominee has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that proposal. A bank, broker or other nominee may exercise its discretionary voting power with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm (“Independent Auditor”) for the fiscal year ending December 31, 2017 (Proposal 2), but does not have discretion to vote with respect to the election of directors (Proposal 1), or the non-binding advisory approval of the compensation of the Bloomin’ Brands named executive officers (Proposal 3).

The affirmative vote of the holders of a plurality of votes properly cast on the proposal at the annual meeting is required for the election of directors (Proposal 1). Stockholders may not cumulate votes in the election of directors. Proposals 2 and 3 require the approval of the holders of a majority of votes properly cast on the proposal. Abstentions and broker non-votes have no effect on the determination of whether a director nominee or any proposal has received a plurality or majority of the votes cast.

If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Bloomin’ Brands, Inc. — 2017 Proxy Statement    1

Recommendations of the Board of Directors

The Bloomin’ Brands Board of Directors recommends that you vote:

•	FOR each of the nominees to the Board of Directors (Proposal 1)

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2017 (Proposal 2)

•	FOR the non-binding advisory approval of the compensation of our named executive officers (Proposal 3)

Voting via the Internet, by Telephone or by Mail

Registered Holders

If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A.), then you may vote either in person at the annual meeting or by proxy. If you decide to vote by proxy, you may vote via the internet, by telephone or by mail and your shares will be voted at the annual meeting in the manner you direct. For those registered holders who receive a paper proxy card, instructions for voting via the internet or by telephone are set forth on the proxy card or such holders can complete, sign, date and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy card, which contains instructions on how to vote via the internet or by telephone or receive a paper proxy card to vote by mail. Telephone and internet voting facilities for registered stockholders of record will close at 11:59 p.m. (EDT) on April 20, 2017.

If you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the three proposals.

Beneficial Holders

If, like most stockholders, you are a beneficial owner of shares held in “street name” (meaning a broker, trustee, bank, or other nominee holds shares on your behalf), you may vote in person at the annual meeting only if you obtain a legal proxy from the nominee that holds your shares and present it to the inspector of elections with your ballot at the annual meeting. Alternatively, you may provide voting instructions to the nominee that holds your shares by completing, signing and returning the voting instruction form that the nominee provides to you, or by using telephone or internet voting arrangements described on the voting instruction form, the Notice of Internet Availability of Proxy Materials or other materials that the nominee provides to you.

If you do not provide voting instructions to your nominee, the nominee will not vote your shares on the election of directors (Proposal 1) or the non-binding advisory approval of the compensation of our named executive officers (Proposal 3). However, your nominee will be able to exercise its discretionary voting power with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Auditor for the fiscal year ending December 31, 2017 (Proposal 2) and would be able to cause your shares to be counted as present at the annual meeting for purposes of determining a quorum.

Electronic Delivery

Stockholders who have elected to receive our 2017 proxy statement and 2016 annual report to stockholders electronically will be receiving an email on or about March 10, 2017, with information on how to access stockholder information and instructions for voting.

If you received your Notice of Internet Availability of Proxy Materials or all of your annual meeting materials by mail, we encourage you to sign up to receive your stockholder communications electronically. Email delivery benefits the environment and reduces printing and mailing costs. With electronic delivery, you will be notified by email when the annual report on Form 10-K and proxy statement are available on the internet, and you can submit your stockholder votes online. Your electronic delivery enrollment will be effective until you cancel it. If you are a registered holder, visit www-us.computershare.com/Investor to create a login and to enroll. If you hold your Bloomin’ Brands stock through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the internet and how to change your elections.

Changing or Revoking Your Proxy

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the internet or by telephone, or by delivering written notice of revocation of your proxy to our Corporate

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Secretary at our principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares in “street name,” you must contact the nominee that holds the shares on your behalf to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the annual meeting if you obtain a legal proxy as described above.

Admission to the Meeting

You will need a valid government-issued picture identification and either an admission ticket or proof of ownership of our common stock as of February 22, 2017, to enter the annual meeting. If you are a registered owner, your Notice of Internet Availability of Proxy Materials will be your admission ticket. If you received the proxy statement and annual report by mail, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the annual meeting, please bring the ticket with you for admission to the annual meeting. If your shares are held in the name of a bank, broker or other nominee, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.

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PROPOSAL NO. 1 ELECTION OF DIRECTORS

Nominees for Election at this Annual Meeting

The Board of Directors currently consists of seven directors and is divided into three classes. Class I and Class III contain two directors each and Class II contains three directors. The directors in each class are elected for terms of three years so that the term of office of one class of directors expires at each annual meeting. At this annual meeting, stockholders will consider the election of three directors for terms ending in 2020.

The current terms of office of the Class II directors, James R. Craigie, Mindy Grossman, and Chris T. Sullivan, will expire on the day of this annual meeting (as soon as they or their successors are elected) and have each been nominated for election by the Board of Directors upon recommendation by the Nominating and Corporate Governance Committee. Proxies may not be voted for a greater number of persons than the number of nominees named. The proxy holders intend to vote all proxies received by them for the nominees unless otherwise instructed. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for a nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this proxy statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

The following provides information regarding the business experience and qualifications of each of the Class II nominees:

James R. Craigie, 63, has served as a director since November 2013. Mr. Craigie has been the Chairman of the Board of Directors of Church & Dwight Co., Inc., a leading developer, manufacturer, and marketer of household and personal care consumer products, since January 2016. He was the President and Chief Executive Officer of Church & Dwight Co., Inc. from July 2004 through May 2007 and executive Chairman and Chief Executive Officer from May 2007 through December 2015. From December 1998 through 2003, he was the President, Chief Executive Officer, and a member of the Board of Directors of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. From 1983 to November 1998, he held various senior management positions with Kraft Foods, Inc., including Executive Vice President and General Manager of its Beverages and Desserts Division, and Dinners and Enhancers Division. Prior to entering private industry, Mr. Craigie served six years as an officer with the U.S. Navy/Department of Energy. Mr. Craigie is a member of the Board of Directors of Terravia Corporation (formerly called Solazyme, Inc.), a food, nutrition, and specialty ingredients company, where he also serves as a member of the Audit and Compensation Committees. He was previously a member of the Board of Directors of the Meredith Corporation, a media and marketing company, from November 2006 to May 2014. The Board of Directors believes that Mr. Craigie’s qualifications to serve as a Board member include his extensive experience leading a consumer brand company as well as his experience as a Chairman and Chief Executive Officer of a public company.

Mindy Grossman, 59, has served as a director since September 2012. Ms. Grossman is currently the Chief Executive Officer of HSN, Inc., a multi-channel retailer, offering retail experiences through various platforms, including television, online, mobile, catalogs, and retail and outlet stores, and a member of HSN’s board of directors. Prior to joining HSN in August 2008, she served as Chief Executive Officer of IAC Retailing, a business segment of HSN’s former parent company, IAC/InterActiveCorp, a media and internet company from April 2006 to August 2008, and Global Vice President of Nike, Inc.’s apparel business from October 2000 to March 2006. The Board of Directors believes that Ms. Grossman’s qualifications to serve as a Board member include her extensive experience leading, developing and launching consumer facing businesses and expertise in strategy, marketing, merchandising and business development, as well as her experience as the Chief Executive Officer of a public company.

Chris T. Sullivan, 69, is one of our founders and has served as a director since 1991. Mr. Sullivan was the Chairman of our Board of Directors from 1991 until June 2007 and was our Chief Executive Officer from 1991 until March 2005. Mr. Sullivan founded Outback Steakhouse, Inc. (our predecessor) in 1988 and developed Outback Steakhouse restaurants prior to its initial public offering in 1991. Mr. Sullivan currently serves as Chairman of ConSul Partners, LLC, a company engaged in joint ventures to develop and expand the Besito Mexican and Metro Diner restaurant brands, Menupad, Inc., a company providing technology solutions for restaurants and retail, such as enhanced point of sale devices, and Omnivore Technologies, Inc. formerly called Positronics Technologies, Inc., a technology company. The Board of Directors believes that Mr. Sullivan’s qualifications to serve as a Board member include his four decades of experience in the restaurant industry and his historical perspective of our business and strategic challenges, including his leadership as a director and executive officer for over 20 years.

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Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the election of Mr. Craigie, Ms. Grossman and Mr. Sullivan.

Directors Continuing in Office

The following are the directors who will continue in office after this annual meeting:

Class III Directors – Terms Expiring at the 2018 Annual Meeting

David Fitzjohn, 60, has served as a director since February 2014 and since November 2012, Mr. Fitzjohn has been Chairman of the Board of Pizza Hut UK, Ltd., which owns and operates pizza restaurants in the United Kingdom. Mr. Fitzjohn has served as the Managing Director of Sahana Enterprises Ltd. and Sahana Estates Ltd., privately-held real estate development, investment, and restaurant industry consulting businesses since 2006. Previously, Mr. Fitzjohn was the Managing Director of YUM! Brands Europe, a subsidiary of YUM! Brands, Inc. that operates quick service restaurants. In addition, Mr. Fitzjohn has held numerous executive management positions at Burger King Worldwide, Inc., which owns and operates fast food hamburger restaurants, as well as at retailers Grand Metropolitan and Laura Ashley, and from April 2006 to April 2014 he served as a non-executive director of Rosinter Restaurant Holdings, a Russian public company that operates casual dining restaurants. The Board of Directors believes that Mr. Fitzjohn’s qualifications to serve as a Board member include his many years of executive management experience, industry expertise, and experience with international markets.

John J. Mahoney, 65, has served as a director since May 2012. Mr. Mahoney retired as Vice Chairman of Staples, Inc., a large office products and supply company, in July 2012, a position he held since January 2006. Mr. Mahoney also served as Chief Financial Officer of Staples, Inc. from September 1996 to February 2012. Before joining Staples, Inc., Mr. Mahoney was a partner with the accounting firm of Ernst & Young LLP, where he worked for 20 years, including service in the firm’s National Office—Accounting and Auditing group. Mr. Mahoney also serves on the Board of Directors of Chico’s FAS, Inc., a clothing retailer, where he is the Chairman of the Compensation & Benefits Committee and a member of the Audit Committee; Michael’s Stores, Inc., an arts and crafts retailer, where he is the Lead Independent Director, Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee; and Burlington Stores, Inc., a consumer retailer, where he is the Lead Independent Director, Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. The Board of Directors believes that Mr. Mahoney’s qualifications to serve as a Board member include his experience as a financial executive and certified public accountant, with expertise in the retail industry, including accounting, controls, financial reporting, tax, finance, risk management, and financial management.

Class I Directors – Terms Expiring at the 2019 Annual Meeting

Tara Walpert Levy, 43, has served as a director since July 2013 and has been Vice President, Agency and Media Solutions for Google Inc., a leading developer and marketer of commercial and consumer technologies, since May 2016. From June 2011 to April 2016, Ms. Levy was the Managing Director of Global Ad Market Development for Google Inc. From June 2007 to May 2011, Ms. Levy was President of Visible World Inc., a leading technology platform for addressable video advertising. Ms. Levy was also an Associate Partner at McKinsey & Company, Inc., a management consulting firm, where she was a leader of the Global Media & Entertainment and Sales & Marketing groups. The Board of Directors believes that Ms. Levy’s qualifications to serve as a Board member include her expertise in digital marketing, coupled with her marketing business perspective.

Elizabeth A. Smith, 53, has served as the Chairman of our Board of Directors since January 2012, and as our Chief Executive Officer and a director since November 2009. From September 2007 to October 2009, Ms. Smith was President of Avon Products, Inc., a manufacturer of beauty products, and was responsible for its worldwide product-to-market processes, infrastructure and systems, including Global Brand Marketing, Global Sales, Global Supply Chain and Global Information Technology. In January 2005, Ms. Smith joined Avon Products, Inc. as President, Global Brand, and was given the additional role of leading Avon North America in August 2005. From September 1990 to November 2004, Ms. Smith worked in various capacities at Kraft Foods Inc. and from November 2004 to December 2008, served as a director of Carter’s, Inc., a clothing retailer. Ms. Smith is a member of the Board of Directors of Hilton Worldwide Holdings, Inc., a hospitality company, where she also serves on the Audit and Nominating and Corporate Governance committees, and was previously a member of the Board of Directors of Staples, Inc., from September 2008 to June 2014. The Board of Directors believes that Ms. Smith’s qualifications to serve as Chairman include her role as Chief Executive Officer, her extensive experience with global companies and retail sales, her expertise in corporate strategy development, and her knowledge of marketing, sales, supply chain, and information technology systems.

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Board Committees and Meetings

During our fiscal year ended December 25, 2016, the Board of Directors held five meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which he or she served in fiscal 2016. Directors are strongly encouraged to attend the annual meeting of stockholders. All of our directors, except for Chris T. Sullivan, attended our 2016 annual meeting of stockholders.

We have three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found by clicking on “Corporate Governance” in the Investors section of our website, www.bloominbrands.com.

Under the rules of the NASDAQ Stock Market (“NASDAQ”) our Board of Directors must consist of a majority of directors who meet NASDAQ’s independence requirements (“Independent Directors”) and the Audit, Compensation, and Nominating and Corporate Governance Committees must be composed entirely of Independent Directors. See “Independent Directors” for additional information regarding these independence requirements and our satisfaction of these requirements.

The members of the committees, as of the date of this proxy statement, are identified in the following table:

DIRECTOR	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
James R. Craigie	X		Chair
David R. Fitzjohn		X
Mindy Grossman		Chair
Tara Walpert Levy	X
John J. Mahoney	Chair		X

Audit Committee

The purposes of the Audit Committee are set forth in the Audit Committee charter and are primarily to assist the Board of Directors in overseeing:

•	the integrity and overall quality of our financial statements, our financial reporting process and our systems of internal accounting and financial controls

•	our compliance with legal and regulatory requirements

•	the Independent Auditor’s qualifications and independence

•	the evaluation of enterprise risk issues

•	the performance of our internal audit function and Independent Auditor

The Audit Committee is also responsible for the appointment, compensation and oversight of the Independent Auditor, as well as the selection and replacement of the lead audit partner of the Independent Auditor.

The Audit Committee reviews and discusses with management and the Independent Auditor the earnings press releases, mandatory filings and financial information to be included in our audited financial statements, results and performance, including the quality and acceptability of the accounting principles, the clarity of the disclosures in the financial statements and the adequacy and effectiveness of internal controls.

The Audit Committee reviews summaries of significant reports to management prepared by the internal auditor and management’s responses, and discusses with management and the Independent Auditor the internal auditor’s responsibilities, activities, organizational structure, qualifications, and budget. The Audit Committee also meets regularly with our internal audit team to review and discuss the internal audit scope, plan and results of internal audit activities.

The Audit Committee held nine meetings during 2016. Mr. Mahoney was determined by our Board of Directors to be an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K and is independent within the meaning of the NASDAQ listing rules for audit committee members. All of the members meet the requirements for audit committee members under applicable NASDAQ rules regarding the ability to read and understand financial statements.

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Compensation Committee

The purposes of the Compensation Committee are set forth in the Compensation Committee charter and are primarily to:

•	oversee our executive compensation policies and practices

•	discharge the responsibilities of our Board of Directors relating to executive compensation by determining and approving the compensation of our Chief Executive Officer (“CEO”) and our other executive officers; review and approve any applicable compensation and employee benefit plans, policies and programs; and exercise discretion in the administration of such programs

•	produce, approve and recommend to our Board of Directors for its approval reports on compensation matters required to be included in our annual proxy statement or annual report, in accordance with applicable rules and regulations

For additional description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see “Compensation Discussion and Analysis” within “Executive Compensation and Related Information.” The Compensation Committee held six meetings during 2016.

Nominating and Corporate Governance Committee

The purposes of the Nominating and Corporate Governance Committee are set forth in the Nominating and Corporate Governance Committee charter and are primarily to:

•	identify individuals qualified to become members of our Board of Directors and to recommend to our Board of Directors the director nominees for each annual meeting of stockholders or to recommend persons to otherwise fill vacancies on the Board of Directors

•	review and recommend to our Board of Directors committee structure and operations

•	recommend to our Board of Directors the persons to serve on each committee and a chairman for such committee

•	develop and recommend to our Board of Directors a set of corporate governance guidelines

•	lead our Board of Directors in its annual performance review

The Nominating and Corporate Governance Committee held four meetings during 2016.

Independent Directors

Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being independent under applicable laws and the corporate governance listing standards of NASDAQ. The Nominating and Corporate Governance Committee evaluates the relationships of each director and director nominee and makes a recommendation to the Board of Directors as to whether to make an affirmative determination that such director or director nominee is independent. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has affirmatively determined that: (a) Messrs. Craigie, Fitzjohn, and Mahoney and Mses. Grossman and Levy are independent under the criteria established by NASDAQ for director independence; (b) Messrs. Craigie and Mahoney and Ms. Levy are independent under the criteria established by NASDAQ for audit committee membership; and (c) Mr. Fitzjohn and Ms. Grossman are independent under the criteria established by NASDAQ for compensation committee membership.

Third Party Compensation for Directors and Nominees for Director

None of our directors or nominees have any agreements or arrangements with any other person or entity in connection with the director’s or nominee’s candidacy or service on our board.

Nominees for the Board of Directors

Our Corporate Governance Guidelines provide that nominees for director shall be selected on the basis of their business experience, qualifications, attributes and skills, such as relevant industry knowledge; specific experience with technology, accounting, finance, leadership, strategic planning, and international markets; independence; judgment; integrity; the ability to commit sufficient time and attention to the activities of the Board of Directors; diversity of occupational and personal backgrounds on the Board of Directors; the absence of potential conflicts with our interests; and such other criteria as may be established by the Board of Directors from time to time. These criteria are considered in the context of an assessment of the operation and goals of the Board as a whole. In addition, the Board considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors.”

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In recommending candidates for election to the Board of Directors, the Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees and others, using the same criteria to evaluate all candidates. The Nominating and Corporate Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee recommends the candidate for consideration by the full Board of Directors. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

The Nominating and Corporate Governance Committee will also consider nominees for election to the Board of Directors submitted by stockholders using substantially the same criteria it applies to recommendations by directors, officers, employees and others. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, submit the candidate’s name and qualifications to our Corporate Secretary in writing to the following address: Bloomin’ Brands, Inc., Attention: Nominating and Corporate Governance Committee, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607.

Board Leadership Structure

Under our Corporate Governance Guidelines, the Board of Directors has the discretion to select its Chairman at any time, and the same person may serve as both Chairman of the Board of Directors and CEO. Ms. Smith currently serves as both CEO and Chairman of the Board of Directors, and Mr. Craigie serves as our Lead Independent Director.

As Chairman of the Board of Directors, Ms. Smith’s executive responsibilities provide insight that assists our Board of Directors in addressing both internal and external issues affecting the Company, and Mr. Craigie, as Lead Independent Director, is responsible for, among other things:

•	calling and presiding at meetings of the independent directors

•	serving as the principal liaison between the Chairman and the independent directors

•	leading the independent director’s evaluation of the CEO’s effectiveness as Chairman and CEO

•	when appropriate, consulting and communicating with stockholders

•	assisting the Chairman with the review and preparation of agendas for Board meetings

The Board of Directors believes that this leadership structure is appropriate at this time and provides the most effective leadership in a highly competitive and rapidly changing industry. Combining the roles of Chairman of the Board of Directors and CEO fosters accountability, effective decision-making and alignment between interests of the Board of Directors and management, while the role of the Lead Independent Director fosters independent oversight of the Board. The Board of Directors expects to periodically review its leadership structure to ensure that it continues to meet our needs.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring material risks to the attention of the Board of Directors. The Board of Directors administers its risk oversight role by reviewing strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans; major litigation and other matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures; and senior management succession planning. This oversight role is performed both by the Board of Directors and through the committees, who provide regular reports to the Board of Directors. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, compliance with law and data security. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and other persons performing similar functions. A copy of the Code of Business Conduct and Ethics can be found by clicking on “Corporate Governance” in the Investors section of our website, www.bloominbrands.com.

8    Bloomin’ Brands, Inc. — 2017 Proxy Statement

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board of Directors through our Corporate Secretary by writing to the following address: Bloomin’ Brands, Inc., Attention: Board of Directors, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607 (we encourage you to send a copy via email to CorporateSecretary@bloominbrands.com). Our Corporate Secretary will forward all appropriate correspondence to the Board of Directors.

Director Compensation

The Compensation Committee recommended and our Board of Directors determined that directors who are not our employees receive the following compensation for their service on our Board of Directors:

•	Annual retainer of $90,000

•	Additional annual retainer of $20,000 for serving as chair and $10,000 for serving as a member (other than the chair) of the Audit Committee

•	Additional annual retainer of $15,000 for serving as chair and $7,500 for serving as a member (other than the chair) of the Compensation Committee

•	Additional annual retainer of $10,000 for serving as chair and $5,000 for serving as a member (other than the chair) of the Nominating and Corporate Governance Committee

•	Additional annual retainer of $25,000 for serving as the Lead Independent Director

•	Annual grant of Bloomin’ Brands restricted stock units having a fair market value, based on the closing price of the underlying common stock, of $100,000 on the date of our annual meeting of stockholders, vesting as to one-third of the shares subject to the grant immediately prior to our annual meeting of stockholders each year thereafter

If a non-employee director is elected at any time other than at our annual meeting of stockholders, such director will receive an initial grant of restricted stock units having a fair market value, based on the closing price of the underlying common stock on the grant date, of $100,000 on the date of the first Board of Directors meeting that such director attends, prorated for the number of months from the month of the director’s election to the Board of Directors until the month of our next annual meeting of stockholders, vesting as to one-third of the shares subject to the grant immediately prior to our annual meeting of stockholders each year thereafter.

The Board of Directors adopted a Stock Ownership Guidelines Policy for directors, executive officers and members of our executive leadership team, which consists of the Company’s executive vice presidents, senior vice presidents and concept presidents (the “Executive Leadership Team”). With respect to directors, Ms. Smith and all non-employee directors are required to accumulate shares of our common stock through direct purchases or retention of equity incentives (the “Stock Ownership Requirement”), equal to five times base salary for Ms. Smith, and five times the annual retainer for all non-employee directors. The Stock Ownership Requirement must be met no later than December 17, 2019 or the fifth anniversary of the director’s initial election or appointment.

The following table summarizes the amounts earned and paid to non-employee directors during fiscal year 2016:

NAME	FEES EARNED OR PAID IN CASH (1) ($)	STOCK AWARDS (2) ($)	TOTAL ($)
Andrew Balson(3)(4)	45,000	—	45,000
James R. Craigie	127,500	100,012	227,512
David R. Fitzjohn	97,500	100,012	197,512
Mindy Grossman	105,000	100,012	205,012
Tara Walpert Levy	100,000	100,012	200,012
John J. Mahoney	115,000	100,012	215,012
Chris T. Sullivan(3)	90,000	100,012	190,012
(1)	Cash retainers are paid in quarterly installments.

(2)	Represents restricted stock units, which vest 33% per year over three years. The amounts represent the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date value based the on closing price of the underlying common stock is $100,000. As of December 25, 2016, our non-employee directors held the following aggregate number of shares of restricted stock units: Mr. Craigie, 10,511 shares; Mr. Fitzjohn, 10,511 shares; Ms. Grossman, 10,511 shares; Ms. Levy, 10,511 shares; Mr. Mahoney, 10,511 shares; and Mr. Sullivan 5,978.

(3)	Directors who are the Company’s employees, founders or former private equity owners, did not receive compensation for service on the Board of Directors until fiscal year 2016. For more information about our founders, please refer to the section entitled “Arrangements with Our Founders.”

(4)	Mr. Balson resigned from the Board of Directors on April 22, 2016.

Bloomin’ Brands, Inc. — 2017 Proxy Statement    9

PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

General

We are asking our stockholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Auditor for the fiscal year ending December 31, 2017. The Company believes that the choice of PricewaterhouseCoopers LLP as the Independent Auditor is in the best interests of the Company and its stockholders. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different Independent Auditor at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

PricewaterhouseCoopers LLP has audited the Bloomin’ Brands consolidated financial statements annually since we were formed and the financial statements of our predecessor since 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they so desire. It is also expected that those representatives will be available to respond to appropriate questions.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the Independent Auditor and annually reviews the firm’s qualifications and work quality. In the course of these reviews, the Audit Committee considers, among other things:

•	the firm’s historical and recent plans and performance on our audit;

•	the firm’s capability and expertise in handling the breadth and complexity of our operations;

•	external data on audit quality and performance, including Public Company Accounting Oversight Board reports on the firm and its peer firms;

•	the firm’s independence and objectivity;

•	the appropriateness of the firm’s fees for audit and non-audit services, including any effect these fees may have on independence;

•	the quality and candor of the firm’s communications with the committee and management; and

•	the firm’s tenure as our Independent Auditor, including the benefits of having a long-tenured auditor and controls and processes that help safeguard the firm’s independence.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 25, 2016 and December 27, 2015:

FEE CATEGORY	2016	2015
Audit Fees	$2,874,000	$2,913,000
Audit-Related Fees	5,000	57,000
Tax Fees	55,000	97,000
All Other Fees	6,000	6,000
Total Fees	$2,940,000	$3,073,000

Audit Fees. The aggregate audit fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP were for professional services rendered for the audits of our consolidated and subsidiary financial statements and services that are normally provided by the independent registered certified public accountants in connection with statutory and regulatory filings or engagements for the fiscal years ended December 25, 2016 and December 27, 2015, including audited consolidated financial statements presented in our Annual Reports on Form 10-K and the review of the financial statements presented in our Quarterly Reports on Form 10-Q.

10    Bloomin’ Brands, Inc. — 2017 Proxy Statement

Audit-Related Fees. The aggregate audit-related fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services comprised of reviews of certain franchise disclosure documents during the fiscal years ended December 25, 2016 and December 27, 2015, and controls and compliance reviews in connection with the implementation of certain financial systems during the fiscal year ended December 27, 2015.

Tax Fees. The aggregate tax fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP were for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding U.S. and foreign jurisdiction tax compliance and planning for the fiscal years ended December 25, 2016 and December 27, 2015.

All Other Fees. The aggregate of all other fees billed by PricewaterhouseCoopers LLP were for products and services other than the services reported above. These services included annual subscription licenses for an accounting research tool, which we license from PricewaterhouseCoopers LLP, and continuing professional education seminars hosted by PricewaterhouseCoopers LLP for the fiscal years ended December 25, 2016 and December 27, 2015.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services (including the fees and terms thereof) provided by our Independent Auditor. The policy provides for the general pre-approval of specific types of services within specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. The Chairman of the Audit Committee has the authority to address any requests for pre-approval of services between Audit Committee meetings, and the Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered certified public accounting firm for the fiscal year ending December 31, 2017.

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PROPOSAL NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

We provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with section 14A of the Securities Exchange Act (“Exchange Act”). This vote is referred to as a “say-on-pay” vote.

The Compensation Discussion and Analysis beginning on page 17 and the compensation tables and narrative discussion beginning on page 31 of this proxy statement describe our executive compensation program and the compensation of our named executive officers for 2016. The Board of Directors is asking stockholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the stockholders of Bloomin’ Brands APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to drive a pay for performance culture and:

•	attract and retain qualified executives in today’s highly competitive market

•	motivate and reward executives whose knowledge, skills and performance are critical to the success of the business

•	provide a competitive compensation package that aligns management and stockholder interests by tying a significant portion of an executive’s cash compensation and long-term compensation to the achievement of annual performance goals

•	ensure internal equity among the executive officers by recognizing the contributions each executive makes to the success of Bloomin’ Brands

The Compensation Committee regularly reviews our executive compensation program to establish a strong connection between compensation and the aspects of our performance that our executive officers can impact and that are likely to have an effect on stockholder value. We believe that in 2016, our international growth, the completion of refinancing transactions and the successful implementation of significant initiatives, such as the execution of sale-leaseback transactions over a significant portion of our owned real estate demonstrate the effective relationship between corporate goals and our compensation program.

The vote on this “say-on-pay” proposal is advisory, which means that the vote will not be binding on Bloomin’ Brands, the Board of Directors or the Compensation Committee. The Compensation Committee will review and consider the results of the vote on this proposal in connection with its regular evaluations of our executive compensation program. As the Board of Directors has currently determined to hold this vote each year, the next “say-on-pay” vote will be held at the 2018 annual meeting of stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the advisory approval of the compensation of our named executive officers.

12    Bloomin’ Brands, Inc. — 2017 Proxy Statement

OWNERSHIP OF SECURITIES

The following table describes the beneficial ownership of Bloomin’ Brands, Inc. common stock as of February 22, 2017 (except as noted) by each person known to us to beneficially own more than 5% of our common stock, each director, and each named executive officer listed in the “Summary Compensation Table,” and all current directors and executive officers as a group. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options and restricted stock units beneficially owned by that person that are exercisable or will be settled within 60 days following February 22, 2017. The beneficial ownership percentages reflected in the table below are based on 103,025,275 shares of our common stock outstanding as of February 22, 2017.

Except as described below under “Certain Relationships and Related Party Transactions,” or as otherwise indicated in a footnote, all of the beneficial owners listed have, to our knowledge, sole voting, dispositive and investment power with respect to the shares of common stock listed as being owned by them. Unless otherwise indicated in a footnote, the address for each individual listed below is c/o Bloomin’ Brands, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS (COMMON STOCK)
Five Percent Shareholders:
AllianceBernstein L.P.(1) 1345 Avenue of the Americas New York, NY 01015	11,055,165	10.73%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	10,788,408	10.47%
BlackRock Inc.(3) 55 East 52nd Street New York, NY 10055	7,003,413	6.80%
Wellington Management Company LLP(4) 280 Congress Street Boston, MA 02210	6,116,445	5.94%
Directors and Named Executive Officers:	—	*
Christopher W. Brandt(5)	—	*
James R. Craigie(6)	12,848	*
David J. Deno(7)	538,784	*
David R. Fitzjohn(6)	6,002	*
Mindy Grossman(6)	21,495	*
Tara Walpert Levy(6)	9,997	*
John J. Mahoney(6)	18,077	*
Gregg D. Scarlett(8)	263,471	*
David Schmidt(9)	33,984	*
Elizabeth A. Smith(10)	4,267,310	3.98%
Chris T. Sullivan(6)(11)	1,209,187	1.17%
All current directors and executive officers as a group(12)	7,662,438	7.04%
*	Indicates less than one percent of common stock.

(1)	According to a Schedule 13G filed with the SEC on January 9, 2017, reporting beneficial ownership of 11,055,165 shares, as of December 31, 2016, AllianceBernstein, L.P. has sole voting power with respect to 10,102,868 shares and sole dispositive power with respect to 11,055,165 shares.

(2)	According to a Schedule 13G filed with the SEC on January 10, 2017, reporting beneficial ownership of 10,788,408 shares, as of December 31, 2016, Vanguard Group, Inc. has sole voting power with respect to 207,857 shares and sole dispositive power with respect to 10,573,651 shares.

(3)	According to a Schedule 13G filed with the SEC on January 19, 2017, reporting beneficial ownership of 7,003,413 shares, as of December 31, 2016, BlackRock, Inc. has sole voting power with respect to 6,746,568 shares and sole dispositive power with respect to 7,003,413 shares.

Bloomin’ Brands, Inc. — 2017 Proxy Statement    13

(4)	According to a Schedule 13G filed with the SEC on February 9, 2017, reporting beneficial ownership of 6,116,445 shares, as of December 31, 2016, Wellington Management Company, LLP has shared voting power with respect to 3,481,776 shares and shared dispositive power with respect to 6,116,445 shares.

(5)	Does not include 200,000 shares subject to stock options and 75,000 restricted stock units that are not exercisable or will not vest within 60 days of February 22, 2017

(6)	Includes the following number of restricted stock units that will vest within 60 days of February 22, 2017: Mr. Craigie, 1,992 shares; Mr. Fitzjohn, 1,992 shares, Ms. Grossman, 1,992 shares; Ms. Levy, 1,992 shares; Mr. Mahoney, 1,992 shares and Mr. Sullivan, 1,992 shares. Does not include the following number of restricted stock units that will not vest within 60 days of February 22, 2017: Mr. Craigie, 8,519 shares; Mr. Fitzjohn, 8,519 shares; Ms. Grossman, 8,519 shares; Ms. Levy, 8,519 shares; Mr. Mahoney, 8,519 shares and Mr. Sullivan 3,986 shares. Mr. Craigie’s shares include 4,040 shares held in trust for the benefit of his children and Mr. Craigie disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(7)	Includes 14,144 shares subject to stock options with an exercise price of $17.15 per share, 27,880 shares subject to stock options with an exercise price of $25.36 per share, 44,100 shares subject to stock options with an exercise price of $25.32 per share, 72,551 shares with an exercise price of $17.40, 320,000 shares with an exercise price of $14.58 per share, 6,067 restricted stock units, and 7,419 performance share units that Mr. Deno has the right to acquire within 60 days of February 22, 2017. Does not include 56,373 shares subject to stock options, 18,202 restricted stock units and 36,717 performance share units that are not exercisable or will not vest within 60 days of February 22, 2017.

(8)	Includes 8,486 shares subject to stock options with an exercise price of $17.15 per share, 50,000 shares subject to stock options with an exercise price of $24.14 per share, 7,353 shares subject to stock options with an exercise price of $25.36 per share, 9,124 shares subject to stock options with an exercise price of $25.32 per share, 75,000 shares subject to stock options with an exercise price of $18.73 per share, 80,000 shares subject to stock options with an exercise price of $6.50 per share, 9,890 restricted stock units, and 1,725 performance share units that Mr. Scarlett has the right to acquire or that will vest within 60 days of February 22, 2017. Does not include 196,193 shares subject to stock options, 48,422 restricted stock units and 15,302 performance share units that are not exercisable or will not vest within 60 days of February 22, 2017.

(9)	Includes 11,950 shares subject to stock options with an exercise price of $17.80 per share, 2,115 shares subject to stock options with an exercise price of $17.15 per share, 2,000 shares subject to stock options with an exercise price of $25.36 per share, 1,825 shares subject to stock options with an exercise price of $25.32 per share, 4,232 shares subject to stock options with an exercise price of $17.40 per share, 3,500 shares subject to stock options with an exercise price of $6.50 per share, 505 restricted stock awards and 1,804 restricted stock units that Mr. Schmidt has the right to acquire or that will vest within 60 days of February 22, 2017. Does not include 119,298 shares subject to stock options and 35,871 restricted stock units that are not exercisable or will not vest within 60 days of February 22, 2017.

(10)	Includes 65,280 shares subject to stock options with an exercise price of $17.15 per share, 110,294 shares subject to stock options with an exercise price of $25.36 per share, 133,455 shares subject to stock options with an exercise price of $25.32 per share, 3,312,424 shares with an exercise price of $6.50 per share, 550,000 shares subject to stock options with an exercise price of $10.03 per share, 28,002 restricted stock units, and 25,542 performance share units that Ms. Smith has the right to acquire within 60 days of February 22, 2017. Does not include 250,990 shares subject to stock options, 84,008 restricted stock units and 150,402 performance share units that are not exercisable or will not vest within 60 days of February 22, 2017.

(11)	Includes 807,899 shares owned by CTS Equities, Limited Partnership, an investment partnership (“CTSLP”). Mr. Sullivan is a limited partner of CTSLP and the sole member of CTS Equities, LLC, the sole general partner of CTSLP. Also includes 399,296 shares held by a charitable foundation for which Mr. Sullivan serves as trustee. The shares held by CTSLP are pledged to Fifth Third Bank to secure debt of approximately $18 million.

(12)	Includes a total of 5,763,068 shares subject to stock options, 74,926 restricted stock units and 43,497 performance share units that our current directors and executive officers have the right to acquire or that will vest within 60 days of February 22, 2017. Does not include a total of 1,098,026 shares subject to stock options, 494,724 subject to restricted stock units and 279,581 shares subject to performance share units that our current directors and executive officers do not have the right to acquire within 60 days of February 22, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, officers and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide us with copies of all such filed forms. Based solely on review of such copies or written representations from reporting persons, we believe that all reports were filed on a timely basis during the fiscal year ended December 25, 2016.

14    Bloomin’ Brands, Inc. — 2017 Proxy Statement

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis details the objectives and design of our executive compensation program. It includes a description of the compensation provided in 2016 to our named executive officers who are listed below and named in the Summary Compensation Table (“NEOs”).

Elizabeth A. Smith	Chairman of the Board of Directors and Chief Executive Officer
David J. Deno	Executive Vice President, Chief Financial and Administrative Officer
Gregg D. Scarlett(1)	Executive Vice President, President of Outback Steakhouse
Christopher W. Brandt(2)	Executive Vice President, Chief Brand Officer
David Schmidt(2)	Executive Vice President, President of Bonefish Grill
(1)	Mr. Scarlett moved from Executive Vice President, President of Bonefish Grill to Executive Vice President, President of Outback Steakhouse in July 2016.

(2)	Mr. Brandt joined the Company and Mr. Schmidt became an executive officer in May 2016 and July 2016, respectively.

Market Context and Our Response

2016 Macroeconomic and Industry Conditions and the Effect on Our Business

The past year in the casual dining industry witnessed considerable pressure driven by macroeconomic factors and changing dynamics in the restaurant space. Casual dining traffic levels declined due to domestic economic pressures which resulted in a decrease in the industry’s primary customer base. Additionally, external competitive pressures, such as the relative affordability and quality of prepared meals from supermarkets and an increase in home delivery services and applications, resulted in pricing pressures and an increased emphasis on discounts and promotions.

These industry conditions outside our control have resulted in industry-wide challenges including low to no growth in same store comparable restaurant sales and lower operating margins due to higher labor costs.

In response to challenging market conditions, we embarked on an ambitious strategic plan to revitalize our competitive position in order to drive profitability, strengthen our balance sheet and increase returns to stockholders. Actions taken included the following:

•	Enhanced guest experience through product upgrades, such as the new center-cut sirloin, menu innovation and the rollout of the exterior remodel program to contemporize our restaurants.

•	Optimized international go-to market strategy through actions such as franchising Outback Steakhouse South Korea which will allow us to compete more effectively in the market.

•	Complemented our ownership positions in high-growth emerging markets in Asia and Latin America and partnered with experienced local franchisees in non-core regions and countries.

•	Strengthened our balance sheet through various capital allocation initiatives, lowered the amount of total debt by approximately $227.4 million in fiscal year 2016 and entered into sale-leaseback transactions of 159 restaurant properties.

•	Maximized stockholder return by repurchasing $309.9 million of our common stock and declared and paid $31.4 million of dividends to our stockholders.

Bloomin’ Brands, Inc. — 2017 Proxy Statement    15

Impact on Our Pay Decisions

During the challenging period, we also implemented strategic compensation decisions to motivate execution and implementation of our strategy. We responded with the following shareholder-aligned pay decisions for NEOs in 2016:

•	Held CEO and other NEO target compensation flat

•	No bonus payouts for 2016 performance for CEO and 2 other NEOs

•	Other NEO bonus payouts for 2016 performance were below target

•	Below target achievement of 57% of target for the LTIP performance period ending in 2016

•	Introduced the use of Restricted Stock Units (“RSUs”) with a 4-year vesting period as part of our long-term incentive program to address retention concerns of key employees, especially for those with transferable skills outside the restaurant industry

•	Migrated Performance Share Units (“PSUs”) to a cumulative three-year performance period from annual performance periods to promote enhanced focus on long-term goals and objectives

Pay and Performance Alignment – Chief Executive Officer Realizable Pay

In line with our pay for performance philosophy, the impact of macroeconomic and industry conditions is reflected in the realizable value of our NEOs pay. The following table illustrates this by comparing our CEO’s target and realizable incentive pay in 2016:

16    Bloomin’ Brands, Inc. — 2017 Proxy Statement

The following chart illustrates the relationship between our CEO’s target and realizable compensation for the prior three years and the Company’s three-year total shareholder return. Over the period, our CEO’s realizable compensation has responded to the shareholder experience and target compensation has remained flat.

Note: Target pay includes base salary, target bonus and the grant date value of options, restricted stock, and performance share units for the applicable period. Realizable pay includes base salary, bonus payout, in- the- money value of stock options based on the February 13, 2017 stock price, the value of restricted stock granted during the period based on the February 13, 2017 stock price, and the value of performance share units earned (or at target if not yet earned) during the period based on the February 13, 2017 stock price.

Given our CEO’s compensation program prior to the Company’s initial public offering, the Company did not provide Ms. Smith equity grants in 2012 and 2013. Beginning in 2014, Ms. Smith became eligible for additional equity award grants in order for her compensation to be more consistent with market practices, to align her interests with those of our stockholders’ and correlate with our internal pay practices. Since that time, her salary, target bonus and target LTI opportunity have been flat, while the percentage of her compensation that is at risk and subject to performance objectives has increased.

Compensation Program Philosophy

The Company’s primary objectives for its executive compensation programs are to attract and retain executives, motivate and reward a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets, and provide a competitive compensation package.

Our objectives and methods of achieving these objectives are summarized below:

OBJECTIVES	HOW WE MEET OBJECTIVES

Attract and retain talented executives	• Provide a competitive total compensation package by taking into account base salary, performance incentives and benefits

Motivate and reward executives	• Provide a significant portion of each executive’s target total compensation in the form of equity compensation

• Balance annual incentives between equity-based and cash-based compensation to support a high-performing culture

Provide a competitive compensation package	• Benchmark our compensation against competitors and peer group

• Target competitive positioning to align with industry

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OBJECTIVES	HOW WE MEET OBJECTIVES

Ensure internal equity among executives	• Adjust compensation based on review of job responsibilities and individual performance in addition to market data

Align management and stockholder interests	• Provide compensation based on short-term and long-term performance objectives

Pay for Performance

•   Providing the majority of executive pay—approximately 86% of the targeted compensation for our CEO and approximately 68% of the targeted compensation for our other NEOs in 2016—through variable incentive awards that are “at-risk” to ensure that realized pay is tied to attainment of significant short- and long-term operating goals

Our Executive Compensation Program

What We Do and Do Not Do—Elements of Our Executive Compensation Program. We seek to ensure that our executive compensation programs are closely aligned with the interests of our stockholders by following these executive compensation best practices:

WHAT WE DO		WHAT WE DO NOT DO
✓	Design an executive compensation program to mitigate undue risk	x	Engage in speculative transactions involving our stock, including hedging
✓	Award annual incentive compensation subject to achievement of objective and pre-established performance goals tied to operational and strategic objectives	x	Perform stock option re-pricing without stockholder approval
✓	Benchmark executive officer compensation against a relevant peer group	x	Provide cash buyouts for underwater stock options or stock appreciation rights without stockholder approval
✓	Include double trigger change-in-control vesting provisions for equity awards	x	Provide cash compensation upon death or disability
✓	Engage an independent compensation consultant that reports directly to the Compensation Committee	x	Pay dividends on any unvested stock options, stock appreciation rights, restricted stock units or unearned performance-based equity awards. Dividend equivalents are only payable on such awards to the extent the awards ultimately vest and are earned
✓	Use a compensation recovery policy for the CEO, certain officers and other key employees	x	Provide excise tax gross-ups upon change in control
✓	Require stock ownership and retention values that align the interests of our executive officers and other key employees with the long-term interests of our stockholders
✓	Award incentive compensation primarily intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code
✓	Provide minimal perquisites with sound business rationale

Peer Group and Competitive Market Information. The Compensation Committee utilizes a peer group of certain consumer discretionary companies to evaluate executive officer compensation levels and to benchmark our executive compensation design and governance features. The Compensation Committee reviews the peer group on an annual basis to ensure the peer group includes companies with certain attributes. These attributes include that the companies are of comparable size (based on revenue, market capitalization and other relevant metrics), maintain strong consumer brands, have multiple consumer brands in their portfolios, have an entrepreneurial culture, are globally positioned and compete with us for executive talent.

For 2016, the peer group data and national executive compensation survey data compiled by the independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”) were combined to establish market consensus information (the “Competitive Market”) against which the Compensation Committee assessed our compensation elements. The Compensation Committee also periodically reviews other benchmarking data as presented by FW Cook and the Company’s human resources management, such as equity vesting practices, the prevalence of performance metrics among peer companies, types of equity vehicles used by peer companies and equity burn rates.

18    Bloomin’ Brands, Inc. — 2017 Proxy Statement

The peer group used for 2016 compensation benchmarking consisted of the following companies:

PEER GROUP COMPANIES
Bob Evans Farms, Inc.	Hyatt Hotels Corporation	Starbucks Corporation
Brinker International, Inc.	Jack in the Box Inc.	Starwood Hotels & Resorts Worldwide, Inc.
Chipotle Mexican Grill, Inc.	MGM Resorts International	Texas Roadhouse, Inc.
Cracker Barrel Old Country Store, Inc.	Panera Bread Company	The Cheesecake Factory Incorporated
Darden Restaurants, Inc.	Ross Stores, Inc.	The Wendy’s Company
DineEquity, Inc.	Royal Caribbean Cruises Ltd.	Wyndham Worldwide Corporation
Foot Locker, Inc.	Ruby Tuesday, Inc.	YUM! Brands, Inc.

Competitive Positioning. Our executive compensation program is designed to target the following Competitive Market ranges for each element of compensation; however, an individual’s compensation may be below or above the targeted competitive positioning based on performance of the business or operations for which the individual is responsible, the individual’s skill set relative to industry peers, overall experience and time in the position, critical nature of the individual’s role, difficulty of replacement, expected future contributions, readiness for promotion to a higher level and role relative to that of other executive officers and other business factors. In assessing the target range for compensation relative to the market, the Compensation Committee considered the need to attract and retain key executive talent and provide minimum, competitive levels of base salary regardless of performance, taking into account that base salaries serve as the basis for short- and long-term incentive opportunities. For incentive-based compensation, the Compensation Committee also considered the competitive market for talent in the restaurant industry, and the responsibility for determining the overall strategy and direction for the Company. The Compensation Committee determined that it was appropriate to target the median for cash compensation and between the median and 75th percentile for short- and long-term incentives to keep our executives motivated to achieve high performance in both short- and long-term.

COMPENSATION ELEMENT	TARGETED RANGE
Base Salary	Competitive Market Median
Short-Term Incentives	Between the Median and 75th Percentile
Target Total Cash	Between the Median and 75th Percentile
Long-Term Incentives	Between the Median and 75th Percentile
Target Total Compensation	Between the Median and 75th Percentile

Compensation Setting Process

Compensation Committee. Our Compensation Committee oversees our executive compensation program and, in some cases, together with the Board of Directors, approves the type and amount of compensation paid to our CEO and other executive officers, approves agreements with our executive officers and provides oversight to our equity compensation plan and meets periodically and monitors our compensation arrangements and objectives. The Compensation Committee considers the Competitive Market data provided by FW Cook and the Company’s human resources management, as well as recommendations from management, and evaluates the appropriateness and competitive positioning of the CEO and the other NEOs’ total compensation and each compensation element. The Compensation Committee reviews the compensation of the CEO and recommends her compensation to the full Board of Directors for approval, which also reviews the CEO’s performance. Our executive officers possess employment agreements or offers of employment that establish, among other things, the executive’s base salary and target bonus, measured as a percentage of base salary, as well as benefits upon a termination of employment and/or a change in control of the Company. Our Compensation Committee is responsible for approving equity awards to our executive officers in order to qualify these awards as exempt awards under Rule 16b-3 under the Exchange Act.

The Compensation Committee also considers the annual non-binding stockholder vote on executive compensation in setting executive compensation. At our 2016 annual meeting, this proposal received a vote of over 84% of the votes cast in favor of approving our executive compensation for 2015. In response to market challenges and to align with shareholder interests, the Compensation Committee made changes to the 2016 executive compensation program as discussed on page 16.

Role of Independent Compensation Consultant. The Compensation Committee has engaged FW Cook to serve as its independent compensation consultant since 2013. FW Cook’s responsibilities include, but are not limited to, providing compensation market data, advising on trends and developments in executive compensation, periodically reviewing the design of the executive compensation program, providing independent analysis of CEO compensation and providing advice to the Compensation Committee and its Chair, as requested. The Compensation Committee has directly engaged, and has the sole authority to hire and terminate FW Cook. FW Cook attends Compensation Committee meetings and, on occasion, obtains information and input from management to ensure that its recommendations are consistent with Bloomin’ Brands’ strategy and culture.

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Role of Chief Executive Officer in Compensation Decisions. The Compensation Committee considers the recommendations of the CEO with respect to salary adjustments, annual cash incentive bonus targets and awards and equity incentive awards for our other executive officers. In addition, the CEO provides input to the Committee on the design of incentive compensation and other employee benefit plans to ensure alignment with the Company’s strategy.

Our CEO reviewed fiscal 2016 performance objectives with the Compensation Committee, including financial objectives and non-financial objectives for strategic business and human capital priorities. The Compensation Committee meets in executive session with and without its compensation consultant to review and discuss the performance and compensation of the CEO. The CEO does not participate in determinations or recommendations regarding her own compensation.

Compensation Elements

Mix of Total Compensation. Our compensation program consists of three primary elements and other secondary benefits:

	Compensation Element	Description
Primary Elements	Base Salary	Fixed cash compensation designed to provide appropriate, Competitive Market-based predictable compensation
Determined and reviewed annually by the Compensation Committee with input from the compensation consultant, CEO (for other officers) and the Company’s human resources management
	Performance-based cash incentives	Variable cash compensation based on performance measured against Compensation Committee-approved annual targets and individual performance
Target based on Competitive Market data
	Long-term equity incentive awards	Variable compensation distributed in the form of PSUs (30%), RSUs (40%) and stock options (30%)
PSUs cliff vest after 3 years based on achievement of performance goals
RSUs vest ratably over 4 years
Stock options vest ratably over 4 years
Target values based on Competitive Market data
Secondary Benefits	Retention-based cash and equity incentives	Variable cash and/or equity compensation for retention and promotion purposes and/or based on individual performance against additional business strategies that arise
	Other benefits and perquisites	Medical, dental and vision insurance coverage, as well as life insurance and disability protection
Deferred compensation plan to allow efficient personal tax planning
Relocation assistance for certain newly-hired executives
	Change in Control and termination benefits	Provides the CEO, NEOs and other company executives benefits payable upon specified employment termination events as described in the Change in Control policy, employment agreement or offer of employment

In allocating compensation among the various compensation elements, we provide equitable and competitive levels of fixed compensation (base salary and benefits) while emphasizing performance-based compensation that is dependent on our overall performance and/or, if applicable, restaurant concept performance along with individual performance. Long-term equity incentives comprise the largest share of total compensation and provide an important connection to stockholder interests. We do not target a specific percentage for each element of compensation relative to total compensation. Our mix of compensation results from targeting a percentage that will allow us to be competitive.

20    Bloomin’ Brands, Inc. — 2017 Proxy Statement

The charts below show the target compensation mix for the CEO and the average compensation mix of the other NEOs.

Base Salaries. Base salaries reflect demonstrated experience, skills and competencies as well as Competitive Market value. Base salary levels of our executive officers may be increased by the Compensation Committee as part of the annual performance review process, upon an executive officer’s promotion, change in job responsibilities or to address internal or external equity, as recommended by management.

As a result of the Comparative Market data analysis performed in February 2016, the Compensation Committee did not make any changes to existing NEOs’ base salaries. During 2016, the individual base salary for each of Mr. Scarlett and Mr. Schmidt was adjusted to reflect their appointments to current executive positions based on a Competitive Market comparison and the scope of their experience and new responsibilities.

Base salaries of the NEOs and the changes thereto for Mr. Scarlett and Mr. Schmidt during 2016, are listed in the table below:

NAMED EXECUTIVE OFFICER	2016 BASE SALARY	CHANGE DURING 2016
Elizabeth A. Smith	$1,000,000	—
David J. Deno	650,000	—
Gregg D. Scarlett(1)	540,000	90,000
Christopher W. Brandt(1)	560,000	N/A
David Schmidt(1)	400,000	150,000
(1)	Mr. Scarlett was appointed as Executive Vice President, President of Outback Steakhouse in July 2016, Mr. Brandt was hired in May 2016, and Mr. Schmidt was appointed as an executive officer in July 2016.

Performance-Based Short-Term Incentive Plan and Other Cash Incentives. Cash incentives are awarded to all of our executive officers under performance-based short-term incentive plans (each, an “STIP”), which are designed to base a significant portion of annual compensation for each NEO on the financial performance of the Company. These awards are payable based on the achievement of annual financial objectives measured against our internal operating plan and individual achievement of performance goals established at the beginning of the year related to the Company for corporate executives (the “2016 Corporate STIP”) and for concept executives (each, a “2016 Concept STIP”). Annual STIP targets, measured as a percentage of base salary, are established in each executive officer’s employment agreement or offer of employment and may be increased by the Compensation Committee from time to time. Payouts can range from 0% to 200% of the established percentage of salary, with a payout at 50% if threshold performance is achieved, 100% if target performance is achieved and 200% if maximum performance is achieved. No payouts are made under the STIP unless a minimum objective of profitability is achieved.

• 2016 STIP Measures and Targets

The 2016 STIP payout was based on Company performance and restaurant concept performance, as applicable, compared to the pre-established financial goals of (1) adjusted earnings per share (adjusted net income as further adjusted for certain items such as foreign exchange translation and the divestiture of our Korean business, divided by the total diluted weighted-average shares outstanding (weighted-average shares outstanding plus the dilutive effect of common stock equivalents, including restricted stock,

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RSUs, PSUs and stock options) (“Adjusted EPS”) (Adjusted EPS calculation for STIP purposes is the same non-GAAP Adjusted EPS that we use in our presentations with stockholders, adjusted to include certain variable, performance-based compensation expense), (2) adjusted EBIT (earnings before interest and taxes adjusted to primarily exclude the impact of sale leasebacks transactions, restaurant closings, gains and losses on disposed assets and certain other gains and losses (“Adjusted EBIT”)), (3) and total revenue growth (measured as the percentage increase in total revenue over the prior fiscal year (“Total Revenue Growth”)). The purpose of the adjustments is to ensure that the measurement of performance reflects factors that management can directly control and that payout levels are not artificially inflated or impaired by factors unrelated to the ongoing operation of the business. See Non-GAAP Financial Measures—Other Non-GAAP Financial Measures under Item 7 of our Annual Report on Form 10-K for the year ended December 25, 2016 for additional information.

The STIP for Ms. Smith and Messrs. Deno and Brandt was based solely on the 2016 Corporate STIP. The STIP for Messrs. Scarlett and Schmidt was based 50% on the 2016 Corporate STIP and 50% on the 2016 Concept STIP for their respective restaurant concepts for the portion of the year that a position was held with such concept. Mr. Scarlett spent 59% of the year as President, Bonefish Grill and 41% of the year as President, Outback Steakhouse.

The financial objectives for the 2016 Corporate STIP consisted of two equally weighted measures: Adjusted EPS and Total Revenue Growth. The financial objectives for the 2016 Concept STIP also consisted of two equally weighted measures: Adjusted EBIT and Total Revenue Growth for the restaurant concept.

In addition, the STIP payout amount is subject to individual performance ratings. These criteria encourage critical leadership behaviors and performance, but are not quantifiable, such as the development of a high-performing and inclusive team, a strong commitment to high ethical standards and the achievement of strategic goals and objectives for the year. The 2016 STIP target payout amounts for each NEO, as a percentage of his or her base salary and the change in such target, if any, from 2015, were as follows:

Named Executive Officer	2016 ANNUAL PERFORMANCE-BASED CASH INCENTIVE TARGET, AS A PERCENTAGE OF BASE SALARY	CHANGE FROM 2015 AS A PERCENTAGE OF BASE SALARY	STIP WEIGHTING
			COMPANY	CONCEPT
Ms. Smith	150%	—	100%	—
Mr. Deno	85%	—	100%	—
Mr. Scarlett	85%	—	50%	50%
Mr. Brandt(1)	85%	N/A	100%	—
Mr. Schmidt(2)	85%	45%	50%	50%
(1)	Mr. Brandt joined the Company in 2016.

(2)	Mr. Schmidt was promoted to Executive Vice President, President, Bonefish Grill effective July 29, 2016.

The 2016 STIP target amounts were payable with respect to the achievement of each financial objective as follows (expressed as a percentage of growth over the prior year), and the minimum and maximum payout amounts ranged from 0% to 200% of target, with a threshold payment at 50% of target, based on a non-linear sliding scale:

Named Executive Officer	ADJUSTED EARNINGS PER SHARE(1)	COMPANY REVENUE GROWTH(2)	BONEFISH REVENUE GROWTH(3)	BONEFISH ADJUSTED EBIT GROWTH(3)	OUTBACK REVENUE GROWTH(4)	OUTBACK ADJUSTED EBIT GROWTH(4)
	TARGET ($1.40)	TARGET (2.7%)	TARGET (-.6%)	TARGET (67%)	TARGET (2.1%)	TARGET (15%)
Ms. Smith	75%	75%	—	—	—	—
Mr. Deno	42.5%	342.5%	—	—	—	—
Mr. Scarlett(5)	21.25%	21.25%	12.5%	12.5%	8.75%	8.75%
Mr. Brandt	42.5%	42.5%	—	—	—	—
Mr. Schmidt(6)	21.25%	21.25%	21.25%	21.25%	—	—
(1)	Adjusted EPS had a threshold for payment (of 50%) at 91% of the target Adjusted EPS and a maximum payout (of 200%) at 109% of the target Adjusted EPS.

(2)	Company Revenue Growth had a threshold for payment (of 50%) at 98% of the target for the Company’s Total Revenue Growth and a maximum payout (of 200%) at 103% of such target Total Revenue Growth.

(3)	Bonefish Grill Revenue growth had a threshold for payment (of 50%) at 99% of the target for Bonefish Grill’s Total Revenue Growth and a maximum payout (of 200%) at 102% of such target Total Revenue Growth. Bonefish Grill Adjusted EBIT had a threshold for payment (of 50%) at 93% of the target Adjusted EBIT and a maximum payout (of 200%) at 113% of such target Adjusted EBIT.

22    Bloomin’ Brands, Inc. — 2017 Proxy Statement

(4)	Outback Steakhouse Revenue Growth had a threshold for payment (of 50%) at 98% of the target for Outback Steakhouse’s Total Revenue Growth and a maximum payout (of 200%) at 103% of such target Total Revenue Growth. Outback Steakhouse Adjusted EBIT had a threshold for payment (of 50%) at 91% of the target Outback Steakhouse Adjusted EBIT and a maximum payout (of 200%) at 112% of such target Adjusted EBIT.

(5)	Mr. Scarlett’s STIP opportunity was prorated by concept based on spending 59% of the year as President, Bonefish Grill and 41% of the year as President, Outback Steakhouse.

(6)	Mr. Schmidt’s STIP opportunity was prorated by the time he spent, and his then-effective bonus target, in each of the following positions with the concept during 2016: 28% of the year as Vice President, Finance with a 40% bonus target, 31% of the year as Group Vice President, Finance with a 55% bonus target and 41% of the year as Executive Vice President and President, Bonefish Grill with an 85% bonus target.

The Adjusted EPS, Adjusted EBIT and Total Revenue Growth performance levels were established by the Compensation Committee at the beginning of the year based on the Company’s and/or the restaurant concept’s business plan, as well as industry and general economic conditions and trends, among other considerations. The performance levels were expected to present a challenge, especially with the persisting economic conditions; however, achievement of these goals was not viewed as requiring or encouraging excessive risk-taking by our executives.

• 2016 Financial Performance

For the 2016 Corporate STIP, Total Revenue Growth and Adjusted EPS were below the threshold measure 98% of Target and 85% of the target, respectively, primarily due to lower U.S. comparable restaurant sales.

Total Revenue Growth at Bonefish Grill exceeded the maximum payout level, at 102% of the target, primarily due to higher comparable restaurant sales. Bonefish Grill’s Adjusted EBIT was 83% of the target, which was below threshold, primarily due to higher seafood costs.

Total Revenue Growth and Adjusted EBIT for Outback Steakhouse were below the threshold measure for payout, at 96% of the Total Revenue Growth target, and 90% of the Adjusted EBIT target, respectively, due to lower U.S. comparable restaurant sales.

• 2016 Individual Performance

In addition to the financial performance measures listed above, each executive officer was assigned an individual performance rating for the year, as recommended by the CEO, and the Compensation Committee had the discretion to decrease the payout amount for performance. Individual performance and subsequent compensation decisions are based on the achievement of strategic goals and objectives for the year of the business for which the individual is responsible, such as the development of a high-performing and inclusive team, a strong commitment to high ethical standards, the individual’s skill set relative to peers, the critical nature of the individual’s role, the difficulty of replacement, their expected future contributions and their role relative to that of other executive officers.

In determining incentive award payouts for 2016, the Compensation Committee and Board considered the following:

Ms. Smith, Mr. Deno and Mr. Brandt led efforts to support the achievement of the Company’s annual operating plan and to maximize short-term business results while supporting the achievement of long-term goals, however, due to lower U.S. comparable sales in the concepts, the Company fell short on the overall financial metrics of the 2016 Corporate STIP.

Mr. Scarlett’s leadership resulted in meaningful progress against key strategic initiatives designed to position our Bonefish Grill concept for its future goals and projects, particularly those intended to enhance the experience for our guests through operational improvements.

Mr. Schmidt continued to improve upon the strategic initiatives in our Bonefish Grill brand with a solid performance resulting in Total Revenue Growth.

Bloomin’ Brands, Inc. — 2017 Proxy Statement    23

• 2016 STIP Payouts

The financial performance achieved under the 2016 Corporate and 2016 Concept STIP, combined with the respective individual performance resulted in the following performance-based cash incentives which were below target results for all NEOs:

NAMED EXECUTIVE OFFICER	STIP PERFORMANCE PAYOUT	ACHIEVEMENT AS A % of BASE SALARY
Ms. Smith	$ 0	—%
Mr. Deno	$ 0	—%
Mr. Scarlett	$110,336	20%
Mr. Brandt	$ 0	—%
Mr. Schmidt	$110,560	28%

Performance-based cash incentives earned by the NEOs are reflected in the “—Summary Compensation Table” under the heading “Non-Equity Incentive Plan Compensation.” Threshold, target and maximum payments for the NEOs under the 2016 STIP are reflected in “—Grants of Plan-Based Awards for Fiscal 2016.”

• Other Cash Incentives

In connection with Mr. Scarlett’s promotion in January 2013 to his previous, non-executive role as Senior Vice President, Casual Dining Operations, he was granted a one-time long-term performance cash award with a performance period covering fiscal years 2013—2016. Based on Mr. Scarlett’s achievement on the performance goals agreed upon by him and the CEO, in 2016 he received a payout of $100,000.

Mr. Schmidt received a $25,000 one-time recognition bonus with respect to his promotion to a non-executive role as Vice President, Financial Planning & Analysis, Bonefish Grill.

Long-Term Equity Incentive Awards. LTI awards are designed to align a significant portion of total compensation with our long-term goal of stockholder value creation. These equity awards are designed to reward longer-term performance, facilitate equity ownership, deter outside recruitment of our key personnel and further align the interests of our executive officers with those of our stockholders. Equity awards have generally been limited to our executive officers and other key employees who are in a position to contribute substantially to our growth and success.

In April 2016, the company’s shareholders adopted a new Omnibus Incentive Plan (“2016 Plan”) to replace our 2012 Equity Incentive Plan (the “2012 Plan”). The purpose of the 2016 Plan is to promote the interests of our Company and its stockholders by (1) providing a means for our Company to attract and retain talented individuals (2) encouraging the profitability and growth of our Company through annual and long-term incentives that are consistent with our goals and link a significant portion of compensation to the value of our common stock; and (3) providing incentives which will align the interests of our employees, consultants and directors with those of our stockholders. This plan was in effect for awards beginning in May 2016.

The Company also has an Equity Award Policy that prohibits granting equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates. Because the Company believes equity awards are an important part of our compensation program, we grant equity awards on an annual basis to key employees (other than newly hired employees), including our executive officers. Annual equity awards must be approved by the Compensation Committee (or the Board) during an open trading window following the second business day after the announcement of earnings for the fiscal year. This policy was implemented in an effort to issue our annual equity award grants during the time when potential material information regarding our financial performance is most likely to be available to the market. The Compensation Committee approves new-hire, promotion and retention equity awards for NEOs as well as other executive officers, and has delegated the authority to the Equity Award Committee to approve all other “off-cycle” new-hire, promotion and retention equity awards. For all “off-cycle” equity award grants, the grant date is the first trading day of the first calendar month containing a trading date following the date of the recipient’s hire or promotion date and for options, has an exercise price equal to 100% of the closing price of the Company’s common stock on such grant date.

• 2016 LTI Awards

In February 2016, the Board of Directors approved, based on the recommendation of the Compensation Committee, LTI grants to our executive officers under the 2012 Equity Plan consisting of 30% stock options, 40% restricted stock units (“RSUs”) and 30% performance share units (“PSUs”). In 2016, the decision was made to add RSUs to our equity pay mix in order to provide our key executives with meaningful retentive value and to help smooth out market volatility. The RSUs vest 25% per year over four years which further aligns our NEOs’ interests with shareholders by providing an economic interest to maintain and enhance the value of shares over the long term.

24    Bloomin’ Brands, Inc. — 2017 Proxy Statement

In 2016, we awarded stock options which provide our executives the opportunity to share in the increase in stock value over time. The stock options vest 25% per year over four years, have an exercise price equal to 100% of the closing price of our common stock on the date of grant and are exercisable over a ten-year term, contingent upon continued employment.

In addition, we awarded PSUs to our executives intended to motivate executives to achieve preset goals that are in line with critical business value drivers. In 2016, we moved away from the annual performance measurement periods to a cumulative three-year performance period, to better align the executives with stockholders by emphasizing long-term goals and objectives and enhancing executive retention. The PSUs cliff vest at the end of the three-year performance period, contingent upon continued employment. By adding this component of three-year cliff vesting, executives are encouraged to have a longer-term perspective with respect to driving performance, rather than taking risks for short-term pay-off. The number of units earned varies to the extent the performance targets are achieved over the period, ranging from 50% for threshold achievement to 200% for maximum achievement. The PSUs are distributed upon the Compensation Committee certifying that the performance metrics were attained and making a recommendation of payment that is approved by the Board.

Management and the Compensation Committee review the performance target each year as part of the LTI design to ensure the goals incent the right behaviors and business decisions. In 2014, we updated the performance metric from cumulative adjusted net income to Adjusted EPS to incentivize executives to successfully balance profit maximization and the efficient use of capital, as well as to ensure quality of profit. Adjusted EPS is also used to determine a portion of the payout under the Corporate STIP. We believe that this measure is an appropriate long-term as well as short-term performance goal since there is a direct correlation between the increase in adjusted earnings per share and stockholder value, as well as the value of the equity to be received by the executive officer.

The LTI grants made in 2013, 2014 and 2015 for performance periods 2013-2016, 2014-2017, and 2015-2018, respectively, utilized annual performance periods for each year during the four-year terms. Therefore, the Company’s performance during 2016 also determined the extent of the awards earned for a portion of those awards. The Company’s cumulative adjusted net income, defined as net income adjusted for certain items such as foreign exchange translation, impact of restaurant closings, gains and losses on disposed assets and acquisition of non-controlling interests, for 2013 through 2016 was the performance metric for the fourth and final tranche of the 2013 PSU award. The Company’s 2016 Adjusted EPS was the performance metric for the third tranche of the 2014 PSU award and second tranche of the 2015 PSU award. The following table shows the percentage of PSUs earned under the fourth tranche of the 2013 PSU award, the third tranche of the 2014 PSU award and the second tranche of the 2015 PSU award and the applicable performance measures:

PERFORMANCE MEASURE	PERFORMANCE MEASURES AND TARGETS			ACTUAL RESULTS	PERCENTAGE OF PSUs EARNED IN 2016
	THRESHOLD (50% of shares are earned)	TARGET (100% of shares are earned)	MAXIMUM (200% of shares are earned)
2013-2016 Cumulative Adjusted Net Income (2013 grant)	$598M	$613.4M	$628.5M	$590.6M	—%
2016 Adjusted EPS (2014 and 2015 grant)	$ 1.27	$ 1.40	$ 1.53	$ 1.29	57.14%

For amounts between the threshold, target and maximum amounts set forth above, the participant will earn a number of shares based on a non-linear sliding scale between such percentages. No shares are earned for achievement of performance measures below the threshold. The following table sets forth (a) the aggregate target PSUs awarded in 2013, 2014, 2015 and 2016, (b) the number of shares that could be earned based on 2016 results and continued employment through the vesting date and (c) the number of shares actually earned of the tranche based on 2016 results (25% of the total award for years prior to the 2016 grant) that were earned, based on the performance achieved for 2016.

	PSUs AWARDED				PORTION OF PSUs SUBJECT TO 2016 PERFORMANCE				PSUs EARNED BASED ON FY 2016 RESULTS
NAMED EXECUTIVE OFFICER	2013 AWARD	2014 AWARD	2015 AWARD	2016 AWARD	2013 AWARD	2014 AWARD	2015 AWARD	2016 AWARD(1)	2013 AWARD	2014 AWARD	2015 AWARD
Ms. Smith	—	86,651	92,138	82,670	—	21,663	23,035	—	—	12,379	13,163
Mr. Deno	34,482	28,634	23,291	17,912	8,622	7,159	5,823	—	—	4,091	3,328
Mr. Scarlett	—	5,925	6,143	10,748	—	1,481	1,536	—	—	847	878
Mr. Brandt	—	—	—	—	—	—	—	—	—	—	—
Mr. Schmidt	—	—	—	—	—	—	—	—	—	—	—
(1)	Due to the 3-year cliff vesting, none of the 2016 PSU awards can vest until FY2018 is completed.

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Off-Cycle 2016 LTI Awards

Mr. Brandt was granted 75,000 RSUs and the option to purchase 200,000 shares of our common stock in connection with his hiring in May 2016 and each of Mr. Scarlett and Mr. Schmidt were granted 25,000 RSUs and the option to purchase 100,000 shares of our common stock in connection with their promotions in July 2016. The RSUs and options will vest in equal amounts over a four-year period on each anniversary of the grant date, contingent upon continued employment. The option grant has an exercise price equal to 100% of the closing price of the Company’s common stock on the grant date.

Additionally, in March 2016, Mr. Scarlett was granted the option to purchase 42,056 shares of our common stock and Mr. Schmidt was granted the option to purchase 23,900 shares of our common stock, in recognition of their respective leadership and to further strengthen retention. The Board views their retention, as key executives, as critical to the Company’s success and smooth leadership transition. The option award is intended as a long-term retention incentive for the 10-year term of the award. The option grant has an exercise price equal to 100% of the closing price of the Company’s common stock on the grant date. Mr. Scarlett’s shares subject to the option grant will cliff vest over a two-year period on the anniversary of the grant date, contingent upon continued employment. Mr. Schmidt’s shares subject to the option grant will vest equally over a two-year period on the anniversary of the grant date, contingent upon continued employment.

The number of awards for these executives was determined by analyzing Competitive Market data and outstanding equity awards held by each individual to offer a competitive LTI package. The aggregate number of stock options and RSUs granted was generally based on a target equity value and determined in line with our competitive market strategy.

See “—Grants of Plan-Based Awards for Fiscal 2016” for additional information regarding 2016 equity awards to the named executive officers and “Potential Payments Upon Termination or Change in Control—Equity Awards” for additional information regarding the terms of awards upon termination of employment and a change in control.

Other Policies and Practices Related to Executive Compensation

Compensation Recovery (“Clawback”). We adopted a Compensation Recovery Policy pursuant to which the CEO, certain officers who report directly to the CEO and key employees designated by the Board will be required to return incentive compensation paid to them if the financial results upon which the awards were based are restated and republished under applicable securities laws, excluding any restatement required due to changes in accounting rules or standards or changes in applicable law (a “Material Financial Restatement”).

At the Board’s discretion, we can recover all or a portion of any cash or equity-based compensation to the extent that it is paid, earned or vests less than three years prior to the date we publicly disclose the need for the applicable Material Financial Restatement.

We believe our Compensation Recovery Policy is sufficiently broad to reduce the potential risk that the CEO, certain officers or key employees would intentionally misstate results in order to benefit under an incentive program and provides the opportunity for recoupment of compensation that should not have been rewarded.

Stock Ownership Guidelines. To further strengthen the link between executive and stockholder interests, in December of 2014, the Board of Directors adopted a Stock Ownership Guidelines Policy for directors, executive officers and Executive Leadership Team who are eligible to receive long-term incentive awards. The target level of ownership of our common stock is established as a multiple of base salary or annual retainer, as applicable.

POSITION	TARGET OWNERSHIP
Non-Employee Directors	5x Annual Retainer
Chief Executive Officer	5x Base Salary
Executive Officers	3x Base Salary
Executive Leadership Team	1x Base Salary

Each individual subject to the Stock Ownership Guidelines Policy is expected to achieve the ownership target within five years from the date on which the individual became subject to the guidelines. Shares that count toward the target ownership amount include common stock directly or indirectly owned, estimated after-tax value of time-vested restricted stock or RSUs and estimated after-tax, in-the-money value of vested stock options (based on the Black-Scholes value). Unvested stock options, out-of-the-money stock options and unearned PSUs do not count toward the target ownership amount. While the employee is not in compliance with his or her ownership requirement, the employee must retain 50% of the net after-tax shares received from the vesting or exercise of his or her LTI shares. Notwithstanding this restriction, employees may immediately sell company stock acquired by exercising stock options for the limited purposes of paying the exercise price of the stock option and any applicable tax liability.

26    Bloomin’ Brands, Inc. — 2017 Proxy Statement

Insider Trading Policy—Hedging. Under our Insider Trading Policy, our directors and executive officers are prohibited from engaging in short sales or investing in other kinds of hedging transactions or financial instruments that are designed to hedge or offset any decrease in the market value of our securities.

Other Benefits and Perquisites. The NEOs are each entitled to receive certain perquisites and benefits under the terms of their employment agreements and offers of employment. We believe these benefits are reasonable and consistent with our overall compensation program and better enable us to attract and retain qualified employees for key positions. Such benefits include life insurance, medical insurance and annual physical examinations. The Compensation Committee periodically reviews the levels of perquisites and other benefits provided to the NEOs.

Relocation assistance, including a gross-up for taxable relocation benefits, is provided to employees when necessary based on business needs. Mr. Brandt was provided relocation assistance to move closer to our principal executive office when he joined the Company in 2016. Some of these relocation expenses were incurred in 2016 and are reported in the Summary Compensation Table.

We offer a deferred compensation plan for our highly compensated employees who are not eligible to participate in our 401(k) plan. The deferred compensation plan allows highly compensated employees to contribute from 5% to 90% of their base salary and from 5% to 100% of their cash bonus on a pre-tax basis to an investment account consisting of various investment fund options. The plan permits us to make a discretionary contribution to the plan on behalf of an eligible employee periodically; however, we have not made any discretionary contribution to date. In the event of the employee’s termination of employment other than by reason of disability or death, the employee is entitled to receive the full balance in the account in a single lump sum unless the employee has completed either five years of participation or ten years of service as of the date of termination of employment, in which case, the account will be paid as elected by the employee in equal annual installments over a specified period of two to 15 years. If the employee becomes disabled or dies before any deferred amounts are paid out under the plan, we will pay to the employee (or the employee’s beneficiary if applicable) the full balance in the account in a single lump sum. If the employee’s employment terminates due to death or disability after he or she begins receiving payments, the remaining installment payments will be paid in installment payments as such payments come due.

During the second-half of 2016, the Company began implementation of our transformational strategy involving several significant strategic initiatives, including reinvestments in our product and labor model, cost cutting measures, revisions to our menus, and improvements in our supply chain. In recognition of their significant responsibilities in 2017 to continue these efforts and in order to help retain our key leadership, the Compensation Committee recommended to the Board the payment in March 2017 of special cash incentives to all NEOs other than the CEO. Payments to the NEOs were made in the following amounts: Mr. Deno $200,000, Mr. Brandt $150,000, Mr. Scarlett $150,000, and Mr. Schmidt $100,000. In the event these employees leave the Company before the one-year anniversary of the award, the special incentive awards must be paid back.

The amounts attributable to perquisites and other benefits provided to the NEOs are reflected in the “—Summary Compensation Table” under the heading “All Other Compensation.”

Change in Control and Termination Benefits. Each employment agreement or offer of employment and our equity award plans and agreements establish, among other things, the executive’s benefits upon a termination of employment and/or a change in control. For a summary of these arrangements, see “—Potential Payments Upon Termination or Change in Control.”

In addition, the Board of Directors adopted an Executive Change in Control Plan (the “Change in Control Plan”), which entitles executive officers and other key employees to certain severance payments and benefits in the event of a qualifying termination of employment upon or within the 24 months following certain change in control events. The payments and benefits will be reduced by the amount of any severance or similar payments or benefits under an employment agreement or other arrangement with us and are subject to the employee’s compliance with non-competition and other restrictive covenants and the other terms and conditions of the Change in Control Plan. These benefits are described in more detail under “—Potential Payments Upon Termination or Change in Control” below.

The Compensation Committee considers these severance and change in control benefits to be an important part of the executive compensation program and consistent with Competitive Market practice. The Compensation Committee believes that providing appropriate severance benefits helps to attract and retain highly-qualified executives by mitigating the risks associated with leaving a previous employer and accepting a new position with the Company, and by providing income continuity following an unexpected termination. Furthermore, these severance benefits provide the executive officers with a reasonable range of income protection in the event of a qualifying employment termination and, following a change in control, support our executive retention goals and encourage their independence and objectivity in considering potential change-in-control transactions. These arrangements also allow the Company to protect its interests through corresponding confidentiality, noncompetition and other restrictive covenants in the event of an executive’s termination.

Bloomin’ Brands, Inc. — 2017 Proxy Statement    27

Tax and Accounting Implications

In making decisions about executive compensation, the Compensation Committee took into account certain tax and accounting considerations, including Sections 162(m), 409A and 280G of the Internal Revenue Code. Additionally, we account for stock-based payments in accordance with the requirements of FASB ASC Topic No. 718, “Compensation-Stock Compensation.” Accordingly, our Compensation Committee has and may in the future, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent or is otherwise in our best interests. In addition, because there are uncertainties as to the application of regulations under Section 162(m), as with most tax matters, it is possible that our deductions may be challenged or disallowed.

Our Compensation Committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee

Mindy Grossman, Chair

David R. Fitzjohn

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Mr. Fitzjohn and Ms. Grossman, both of whom are Independent Directors.

Compensation-Related Risk

As part of its oversight and administration of our compensation programs, the Compensation Committee considered the impact of our compensation policies and programs for our executive officers, to determine whether they present a significant risk to the Company or encourage excessive risk taking by our executive officers. Based on its review, the Compensation Committee concluded that our compensation programs do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table summarizes compensation earned by our named executive officers for 2016.

NAMED EXECUTIVE OFFICER	YEAR	SALARY	BONUS		STOCK AWARDS(1)	OPTION AWARDS(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION(3)	ALL OTHER COMPENSATION(4)	TOTAL
Elizabeth A. Smith Chief Executive Officer and Chairman of the Board	2016 2015 2014	$1,000,000 1,000,000 995,192	$	— — —	$3,150,002 2,250,010 1,991,065	$1,350,001 2,250,008 2,194,000	$ — 690,000 895,673	$ 2,622 5,700 130,297	$5,502,625 6,195,718 6,206,227
David J. Deno Executive Vice President, Chief Financial and Administrative Officer	2016 2015 2014	650,000 650,000 650,000		— — —	682,506 568,766 657,954	292,503 568,752 725,004	— 254,150 331,500	3,096 6,282 7,175	1,628,105 2,047,950 2,371,633
Gregg D. Scarlett(5) Executive Vice President, President of Outback Steakhouse	2016 2015	488,423 439,000		— 2.922	831,526 730.012	937,501 1,068.001	210,336 191.617	219 2.004	2,468,005 2,433.556
Christopher W. Brandt(6) Executive Vice President, Chief Brand Officer	2016	333,846		—	1,362,000	1,196,000	—	240,230	3,132,076
David Schmidt(7) Executive Vice President, President of Bonefish Grill	2016	322,212		25,000	465,759	705,751	110,560	630	1,629,912

28    Bloomin’ Brands, Inc. — 2017 Proxy Statement

(1)	The amounts reported for stock awards represent the aggregate grant date fair value of RSUs and PSUs. PSU awards pay out at a range of 0% to a maximum of 200% of their targets based on the following performance measures: 50% for threshold, 100% for target and 200% for maximum. For 2016, the PSU amounts reported represent the aggregate grant date fair value of the award based on the probable attainment of the performance measures as of the grant date in accordance with FASB ASC Topic No. 718. The aggregate grant date fair value of the 2016 PSUs assuming achievement of the maximum performance level of 200% would be: Ms. Smith $2,700,002; Mr. Deno, $585,006 and Mr. Scarlett, $351,030. The amounts shown for 2014 and 2015 include the aggregate grant date fair value of all four tranches of the PSUs awarded in such year with estimates for years for which the performance goals had not been set based on probable attainment of the performance goals as follows: (a) 2015 award: 100% (target performance) for all four tranches (100% of such award) and (b) 2014 award: 63% attainment for the first tranche (25% of such award) and 100% (target performance) for the remaining three tranches (75% of such award). We recorded compensation expense in 2016 for the aggregate grant date fair value of the second tranche of the 2015 PSUs and the third tranche of the 2014 PSUs based on probable attainment of the performance goals as of the grant date as follows: Ms. Smith $833,323; Mr. Deno $162,287; Mr. Scarlett $31,164. Due to probable attainment below threshold, there was no expense recognized in 2016 as it relates to the 2013 PSU award. The aggregate grant date value of the RSUs awarded in 2016 was computed in accordance with FASB ASC Topic No. 718, based on the market value of the underlying shares on the date of grant. RSUs and PSUs are subject to vesting requirements. See “—Compensation Discussion and Analysis” under the heading “Long-Term Equity Incentive Awards” for a description of the RSU and PSU terms. See also Note 6, “Stock-based and Deferred Compensation Plans,” in our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for additional information regarding these awards.

(2)	The amounts for option awards represent the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic No. 718. The stock option awards were valued at fair value on the grant date using the Black-Scholes option pricing model. See Note 6, “Stock-based and Deferred Compensation Plans,” in our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 25, 2016 for the assumptions made to value the stock option awards. Stock Option awards are subject to vesting requirements. See “—Compensation Discussion and Analysis” under the heading “Long-Term Equity Incentive Awards” for a description of the stock option terms.

(3)	Non-equity incentive plan compensation represents amounts earned under the performance-based cash incentive plans, or STIPs, established for such years. The amounts earned were based on the achievement of specified, pre-determined levels of Company-wide Adjusted Net Income, concept Adjusted EBIT and/or Total Revenue Growth over the prior year relative to a percentage of the named executive officers’ bonus potential. See “—Compensation Discussion and Analysis” under the heading “Performance-Based Cash Incentives” for a description of the STIPs for 2016.

(4)	The table set forth below titled “All Other Compensation” provides additional information regarding these amounts.

(5)	Non-equity incentive plan compensation for Mr. Scarlett in 2016 includes a $100,000 payout under a previously established long-term cash incentive agreement based on his attainment of 2016 performance goals. Mr. Scarlett became Executive Vice President, President of Outback Steakhouse in July 2016.

(6)	Mr. Brandt became Executive Vice President, Chief Brand Officer in May 2016.

(7)	The amount for Mr. Schmidt in 2016 includes a $25,000 one-time payout recognition bonus in connection with a promotion to a non-executive position. Mr. Schmidt became Executive Vice President, President of Bonefish Grill in July 2016.

All Other Compensation

The amounts shown for “All Other Compensation” for 2016 include the following:

NAMED EXECUTIVE OFFICER	LIFE INSURANCE	RELOCATION	OTHER(a)	TOTAL
Elizabeth A. Smith	$2,622	$—	$—	$2,622
David J. Deno	3,096	—	—	3,096
Gregg D. Scarlett	—	—	219	219
Christopher W. Brandt	565	239,665	—	240,230
David Schmidt	489	—	141	630
(a)	The amounts shown reflect dividends paid on unvested, time-based restricted stock awards.

Bloomin’ Brands, Inc. — 2017 Proxy Statement    29

Grants of Plan-Based Awards for 2016

The following table summarizes the performance-based cash incentive awards (STIPs) and long-term stock incentive (LTI) awards made during 2016.

NAMED EXECUTIVE OFFICER		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)		ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)		ALL OTHER STOCK AWARDS: NUMBER OF SHARES (#) (3)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	EXERCISE PRICE OF OPTION AWARDS ($/Sh)	GRANT DATE FAIR VALUE OF STOCK & OPTION AWARDS ($) (3)
	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)		TARGET (#)		MAXIMUM (#)
Elizabeth A. Smith
Annual STIP Bonus		750,000	1,500,000	3,000,000	—	—	—	—	—	—	—
Annual PSU Grant(4)	2/25/2016	—	—	—	41,335	82,670	165,340	—	—	—	1,350,001
Annual Option Grant(5)	2/25/2016	—	—	—	—	—	—	—	261,122	17.15	1,350,001
Annual RSU Grant(5)	2/25/2016	—	—	—	—	—	—	112,010	—	—	1,800,001
David J. Deno
Annual STIP Bonus		276,250	552,500	1,105,000	—	—	—	—	—	—	—
Annual PSU Grant(4)	2/25/2016	—	—	—	8,956	17,912	35,824	—	—	—	292,503
Annual Option Grant(5)	2/25/2016	—	—	—	—	—	—	—	56,577	17.15	292,503
Annual RSU Grant(5)	2/25/2016	—	—	—	—	—	—	24,269	—	—	390,003

Gregg D. Scarlett
Annual STIP Bonus		207,580	415,160	830,320	—	—	—	—	—	—	—
Annual PSU Grant(4)	2/25/2016	—	—	—	5,374	10,748	21,496	—	—	—	175,515
Annual Option Grant(5)	2/25/2016	—	—	—	—	—	—	—	33,946	17.15	175,501
Annual RSU Grant(5)	2/25/2016	—	—	—	—	—	—	14,562	—	—	234,011
Retention Option Grant(6)	3/1/2016	—	—	—	—	—	—	—	42,056	17.80	225,000
Promotion RSU Grant(5)	8/1/2016	—	—	—	—	—	—	25,000	—	—	422,000
Promotion Option Grant(5)	8/1/2016	—	—	—	—	—	—	—	100,000	17.96	537,000
Christopher W. Brandt
Annual STIP Bonus		141,885	283,769	567,538	—	—	—	—	—	—	—
New Hire Option Grant(5)	6/1/2016	—	—	—	—	—	—	—	200,000	19.25	1,196,000
New Hire RSU Grant(5)	6/1/2016	—	—	—	—	—	—	75,000	—	—	1,362,000

David Schmidt
Annual STIP Bonus(7)		110,560	221,120	442,240	—	—	—	—	—	—	—
Annual Option Grant(5)	2/25/2016	—	—	—	—	—	—	—	8,463	17.15	43,754
Annual RSU Grant(5)	2/25/2016	—	—	—	—	—	—	2,723	—	—	43,759
Retention Option Grant(8)	3/1/2016	—	—	—	—	—	—	—	23,900	17.80	124,997
Promotion Option Grant(5)	8/1/2016	—	—	—	—	—	—	—	100,000	17.96	537,000
Promotion RSU Grant(5)	8/1/2016	—	—	—	—	—	—	25,000	—	—	422,000

(1)	Amounts represent potential performance-based cash incentive awards under the 2016 Corporate STIP for Ms. Smith and Messrs. Deno and Brandt, 50% under the 2016 Corporate STIP and 50% under the 2016 Bonefish Grill STIP and 50% under the 2016 Outback Steakhouse STIP for Mr. Scarlett based on his time in position for the respective concepts, and 50% under the 2016 Corporate STIP and 50% under the 2016 Bonefish Grill STIP for Mr. Schmidt. See “—Compensation Discussion & Analysis” under the heading “Performance-Based Cash Incentives” and “—Summary Compensation Table” under the heading “Non-Equity Plan Compensation” for a description of the STIPs and actual payout amounts.

(2)	Amounts represent potential shares to be issued upon settlement of the aggregate number of PSUs granted in 2016, which vest as to 100% of the shares on the third anniversary of the grant date, contingent upon such executive’s continued employment by us, and the number earned ranges from 0% to 200% based upon the achievement of performance targets set at the beginning of the performance period as follows: 50% for threshold, 100% for target and 200% for maximum. See “—Compensation Discussion & Analysis” under the heading “Long-Term Equity Incentive Awards” for a description of the PSU terms. The executive generally forfeits any portion of the award that is unvested upon his termination date or for which the threshold performance is not achieved. See “—Potential Payments upon Termination or Change in Control” for additional information regarding accelerated vesting on certain terminations of employment.

(3)	We valued the RSU awards, PSU awards and stock option awards in accordance with FASB ASC Topic No. 718 using the Black-Scholes pricing model for the option awards. See Note 6, “Stock-based and Deferred Compensation Plans,” in our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 25, 2016, for the assumptions made to value the stock option awards.

(4)	PSU grant vests as to 100% of the shares on the third anniversary of the grant date contingent upon their continued employment. Any portion of the award that is unvested upon termination date is generally forfeited. See “—Potential Payments upon Termination or Change in Control” for additional information regarding accelerated vesting on certain terminations of employment.

(5)	Stock option grant and RSU grant vests as to 25% of the shares on each anniversary of the grant date, respectively, contingent upon their continued employment. Any portion of the award that is unvested upon termination date is generally forfeited. See “—Potential Payments upon Termination or Change in Control” for additional information regarding accelerated vesting on certain terminations of employment.

(6)	Stock option grant vests as to 100% of the shares on the second anniversary of the grant date contingent upon continued employment. Any portion of the award that is unvested upon termination date is generally forfeited. See “—Potential Payments upon Termination or Change in Control” for additional information regarding accelerated vesting on certain terminations of employment.

30    Bloomin’ Brands, Inc. — 2017 Proxy Statement

(7)	Mr. Schmidt’s STIP opportunity was prorated by the time he spent, and his then-effective bonus target, in each of the following positions with the concept during 2016: 28% of the year as Vice President, Finance with a 40% bonus target, 31% of the year as Group Vice President, Finance with a 55% bonus target and 41% of the year as Executive Vice President, President of Bonefish Grill with an 85% bonus target.

(8)	Stock option grant vests as to 50% of the shares on the first anniversary and 50% of the shares on the second anniversary of the grant date contingent upon continued employment. Any portion of the award that is unvested upon termination date is generally forfeited. See “—Potential Payments upon Termination or Change in Control” for additional information regarding accelerated vesting on certain terminations of employment.

Outstanding Equity Awards at 2016 Year-End

The following table summarizes outstanding stock options, unvested restricted stock and PSU awards for each named executive officer as of December 25, 2016.

NAMED EXECUTIVE OFFICER	OPTION AWARDS				STOCK AWARDS
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#)		OPTION EXERCISE PRICE PER SHARE $ (2)	OPTION EXPIRATION DATE	SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED		EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS, OR RIGHTS THAT HAVE NOT VESTED
					NUMBER OF SHARES (#) (1)	MARKET VALUE $ (3)	NUMBER OF SHARES (#) (1)	MARKET VALUE $ (3)
	EXERCISABLE	UNEXERCISABLE(1)
Elizabeth A. Smith
November 16, 2009 Tranche A(4)	337,500	—	6.50	11/16/2019	—	—		—
November 16, 2009 Tranche B, C, D(4)	2,974,924	—	6.50	11/16/2019	—	—	—	—
July 1, 2011(6)	550,000	—	10.03	7/1/2021	—	—	—	—
February 27, 2014(5)(6)	88,970	88,970	25.32	2/27/2024	—	—	43,326	791,566
February 26, 2015(5)(6)	55,147	165,442	25.36	2/26/2025	—	—	69,104	1,262,530
February 25, 2016(6)(8)(9)	—	261,122	17.15	2/25/2026	—	—	194,680	3,556,804
David J. Deno
May 7, 2012(7)	320,000	80,000	14.58	5/7/2022	—	—	—	—
February 26, 2013(5)(6)	54,411	18,140	17.40	2/26/2023	—	—	8,622	157,524
February 27, 2014(5)(6)	29,400	29,400	25.32	2/27/2024	—	—	14,318	261,590
February 26, 2015(5)(6)	13,940	41,820	25.36	2/26/2025	—	—	17,469	319,159
February 25, 2016(6)(8)(9)	—	56,577	17.15	2/25/2026	—	—	42,181	770,647

Gregg D. Scarlett
April 6, 2010(7)	42,860	—	6.50	4/6/2020	—	—	—	—
September 2, 2010(7)	37,140	—	6.50	9/2/2020	—	—	—	—
February 1, 2013(6)	56,250	18,750	18.73	2/1/2023	—	—	—	—
February 27, 2014(5)(6)	6,083	6,083	25.32	2/27/2024	—	—	2,963	54,134
February 26, 2015(5)(6)	3,676	11,030	25.36	2/26/2025	—	—	4,608	84,188
April 1, 2015(6)	25,000	75,000	24.14	3/12/2025	—	—	18,750	342,563
February 25, 2016(6)(8)(9)	—	33,946	17.15	2/25/2026	—	—	25,310	462,414
March 1, 2016(10)	—	42,056	17.80	3/1/2026	—	—	—	—
August 1, 2016(6)(8)	—	100,000	17.96	8/1/2026	—	—	25,000	456,750
Christopher W. Brandt
June 1, 2016(6)(8)	—	200,000	19.25	6/1/2026	—	—	75,000	1,370,250

David Schmidt
April 6, 2010(7)	3,500	—	6.50	4/6/2020	—	—	—	—
February 26, 2013(6)(8)	3,174	1,058	17.40	2/26/2023	—	—	505	9,226
February 27, 2014(6)(8)	1,217	1,217	25.32	2/27/2024	—	—	593	10,834
October 1, 2014(8)	—	—	—	—	—	—	5,000	91,350
February 26, 2015(6)(8)	1,000	3,000	25.36	2/26/2025	—	—	2,484	45,383
September 1, 2015(8)	—	—	—	—	—	—	1,875	34,256
February 25, 2016(6)(8)	—	8,463	17.15	2/25/2026	—	—	2,723	49,749
March 1, 2016(10)	—	23,900	17.80	3/1/2026	—	—	—	—
August 1, 2016(6)(8)	—	100,000	17.96	8/1/2026	—	—	25,000	456,750
(1)	Unvested portions of awards are generally forfeited upon termination of employment. See footnote (5) below and “—Potential Payments upon Termination or Change in Control” for additional information regarding accelerated vesting on certain terminations of employment.

(2)

In March 2010, we offered all then active executive officers, other than Ms. Smith (since her stock options already had an exercise price of $6.50 per share), and all of our other employees the opportunity to exchange outstanding stock options with an exercise price of $10.00 per

Bloomin’ Brands, Inc. — 2017 Proxy Statement    31

share for the same number of replacement stock options with an exercise price of $6.50 per share. Under the exchange program, the vested portion of the eligible stock options as of the grant date of the replacement stock options were exchanged for stock options that were fully vested. The unvested portion of the exchanged stock options were exchanged for unvested replacement stock options that vest and become exercisable over a period of time that is equal to the remaining vesting period of the exchanged stock options, plus one year, subject to the participant’s continued employment through the new vesting date. All eligible stock options were exchanged pursuant to the exchange program. The original stock options were canceled, and the issuance of the replacement stock options occurred on April 6, 2010.

(3)	Market value is calculated by multiplying $18.27, which was the closing price per share of our common stock on the NASDAQ Global Select Market on December 23, 2016, the last market day of our fiscal year end, by the number of shares subject to the award.

(4)	On November 16, 2009, we granted Ms. Smith an option to purchase an aggregate of 4,350,000 shares of our common stock under our 2007 Equity Incentive Plan in four tranches (A-D) of 1,087,500 options each. The vested stock options will remain outstanding for a period ranging from 90 days to three years in the case of a termination of Ms. Smith’s employment, depending on the type of stock option and the nature of the termination, except that all stock options will be forfeited upon a termination for cause.

(5)	Amounts represent potential shares to be issued upon settlement of the aggregate number of PSUs granted on such date, which vest as to 25% of the shares on each anniversary of the grant date, contingent upon such executive’s continued employment by us assuming a payout of the tranche that may vest each year at 100%, or target performance. The actual the number that may be earned each year ranges from 0% to 200% based upon the achievement of performance targets set at the beginning of each annual period is as follows: 50% for threshold, 100% for target and 200% for maximum. See “Compensation Discussion & Analysis” under the heading “Long-Term Equity Incentive Awards” for a description of the PSU terms.

(6)	Stock option grant vests as to 25% of the shares on each anniversary of the grant date, contingent on continued employment.

(7)	Stock option grant vests as to 20% of the shares on each anniversary of the grant date, contingent on continued employment.

(8)	Restricted stock grant vests as to 25% of the shares on each anniversary of the grant date, contingent on continued employment.

(9)	PSU grant vests as to 100% of the shares on the third anniversary of the grant date, contingent on continued employment by us assuming a payout at target performance. The actual the number that may be earned each year ranges from 0% to 200% based upon the achievement of performance targets set at the beginning of each annual period is as follows: 50% for threshold, 100% for target and 200% for maximum. See “Compensation Discussion & Analysis” under the heading “Long-Term Equity Incentive Awards” for a description of the PSU terms.

(10)	Stock option grant vests as to 100% of the shares on the second anniversary of the grant date, contingent on continued employment.

Option Exercises and Stock Vested for Fiscal 2016

The following table summarizes the exercise of stock options and vesting of restricted stock held by the named executive officers during fiscal 2016.

	OPTION AWARDS		STOCK AWARDS
NAMED EXECUTIVE OFFICER	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($) (1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($) (2)
Elizabeth A. Smith	287,576	3,060,879	44,697	720,069
David J. Deno	—	—	20,916	336,957
Gregg D. Scarlett	8,500	105,353	12,391	213,276
Christopher W. Brandt	—	—	—	—
David Schmidt	—	—	4,749	82,989
(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2)	Represents the value realized upon vesting of restricted stock, based on the market value of the shares on the vesting date.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We offer a Deferred Compensation Plan for our highly compensated employees who are not eligible to participate in the OSI Restaurant Partners, LLC Salaried Employees 401(k) Plan and Trust, as described in “Compensation Discussion and Analysis” under the heading “Compensation Elements–Other Benefits and Perquisites.” We do not sponsor any defined benefit pension plans and none of our NEOs contributed to our Deferred Compensation Plan in 2016.

32    Bloomin’ Brands, Inc. — 2017 Proxy Statement

Potential Payments Upon Termination or Change in Control

Each of the named executive officers is party to an employment agreement or offer of employment and other arrangements with us, which are summarized below, and may entitle him or her to payments or benefits upon a termination of employment and/or a change in control. See the table included under “Executive Benefits and Payments Upon Separation” below for the amount of compensation payable under these agreements and arrangements to the individuals serving as NEOs as of the end of 2016.

Change in Control Plan

The Change in Control Plan entitles executive officers and other key employees to certain severance payments and benefits in the event of a qualifying termination of employment upon or within the 24 months following certain change in control events. A qualifying termination is a termination by us for any reason other than cause, or by the employee for good reason, in each case as defined in the Change in Control Plan.

Under the Change in Control Plan, in the event of a qualifying termination within the 24 months following a change in control, the named executive officers are each entitled to receive the following benefits:

•	A severance payment, payable in a lump sum 60 days after the termination, equal to (a) with respect to Ms. Smith, two times the sum of her base salary and her target annual cash bonus and (b) with respect to the other named executive officers, one and one-half times the sum of base salary and target annual cash bonus

•	Accelerated vesting of all outstanding equity awards

•	Continued eligibility to participate in group health benefits for 18 months following the termination

•	Outplacement services for six months following the termination

•	Certain other accrued benefits

The severance payments and other benefits described above will be reduced by the amount of any similar payments and benefits under any employment agreement or other arrangement with us and are subject to the employee’s compliance with non-competition and other restrictive covenants and the other terms and conditions of the Change in Control Plan.

Rights and Potential Payments Upon Termination or Change in Control: Ms. Smith

Effective November 2009, we entered into an employment agreement with Ms. Smith in connection with the commencement of her employment by us. Her employment agreement was amended and restated in September 2012 to extend its term to August 13, 2017, subject to earlier termination under certain circumstances described below. The term of her employment is automatically renewed for successive renewal terms of one year unless either party elects not to renew by giving written notice to the other party not less than 60 days prior to the start of any renewal term.

Ms. Smith’s employment may be terminated as follows:

•	Upon her death or disability (as defined in the agreement)

•	By us for Cause. “Cause” is defined to include: her (i) willful failure to perform, or gross negligence in the performance of, her duties and responsibilities to us or our affiliates (other than any such failure from incapacity due to physical or mental illness), subject to notice and cure periods, (ii) indictment or conviction of or plea of guilty or nolo contendere to a felony or other crime involving moral turpitude, (iii) engaging in illegal misconduct or gross misconduct that is intentionally harmful to us or our affiliates or (iv) any material and knowing violation by her of any covenant or restriction contained in her employment agreement or any other agreement entered into with us or our affiliates

•	By us other than for Cause

•	By Ms. Smith for Good Reason. “Good Reason” is defined to include: (i) a material diminution in the nature or scope of her duties, authority or responsibilities, including, without limitation, loss of membership on our Board of Directors (with certain listed exceptions), (ii) a reduction of her annual base salary or annual target cash bonus, (iii) requiring her to be based at a location in excess of 50 miles from the location of our principal executive offices in Tampa, Florida, or (iv) a material breach by us of our obligations under her employment agreement

•	By Ms. Smith other than for Good Reason

Ms. Smith will be entitled to receive severance benefits if her employment is terminated by us other than for Cause or if she terminates employment for Good Reason. If her employment is terminated under these circumstances, she will be entitled to receive severance equal to two times the sum of her base salary at the rate in effect on the date of termination plus her target annual cash bonus for the year of termination, payable in 24 equal monthly installments from the effective date of such termination.

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In the event Ms. Smith’s employment is terminated due to her death or disability, she will receive base salary or annual bonus for the preceding fiscal year earned but not paid as of the date of her employment termination, any accrued and payable travel or business expenses and benefits under the employee benefit plus a pro rata portion of her target bonus for the year of termination.

A change in control of the Company does not trigger any severance payments to her under the employment agreement. However, in the event of a qualifying termination within the 24 months following a change in control, Ms. Smith would be entitled to receive the benefits described above under “—Change in Control Plan.”

Rights and Potential Payments Upon Termination or Change in Control: Mr. Deno

Mr. Deno entered into an employment agreement with us effective May 7, 2012 for an original term commencing on May 7, 2012, and expiring on the fifth anniversary thereof. The term of his employment agreement is automatically renewed for successive renewal terms of one year unless either party elects not to renew by giving written notice to the other party not less than 60 days prior to the start of any renewal term.

Mr. Deno’s employment may be terminated as follows:

•	Upon his death or disability (as defined in the agreement)

•	By us for Cause. “Cause” is defined to include: (i) his failure to perform the duties required of him in a manner satisfactory to us, in our sole discretion; (ii) any dishonesty in his dealing with us or our affiliates, the commission of fraud by him, negligence in the performance of his duties, insubordination, willful misconduct, or his indictment, charge or conviction (or plea of guilty or nolo contendere) of any felony or any other crime involving dishonesty or moral turpitude; (iii) any violation of any covenant or restriction contained in specified sections of his employment agreement; or (iv) any violation of any of our or our affiliates’ material published policies

•	By us other than for Cause

•	By Mr. Deno for Good Reason. “Good Reason” is defined to include: (i) the assignment to him of any duties inconsistent with his position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as Executive Vice President, Chief Financial and Administrative Officer, any diminution in his position, authority, duties or responsibilities (excluding isolated, insubstantial and inadvertent action not taken in bad faith), (ii) a reduction of his base salary or benefits, as in effect on the date of his employment agreement, unless a similar reduction is made in salary and benefits of all of our other executive officers, or (iii) requiring him to be based at a location in excess of 50 miles from the location of our principal executive offices in Tampa, Florida

For all purposes of his agreement, termination for Cause shall be deemed to have occurred on the date of the executive’s resignation when, because of existing facts and circumstances, subsequent termination for Cause can be reasonably foreseen.

Mr. Deno’s employment agreement provides that he will receive severance benefits in the event of a termination of employment by us without Cause or by him with Good Reason. Under these circumstances, he will be entitled to receive an amount equal to the sum of the base salary then in effect payable bi-weekly for one year.

A change in control does not trigger any severance payments to Mr. Deno under his employment agreement. However, in the event of a qualifying termination within the 24 months following a change in control, Mr. Deno would be entitled to receive the benefits described above under “—Change in Control Plan.”

Equity Awards

As a general matter, unless otherwise provided in an individual’s award agreement or other agreement, and depending on the reason for termination, upon a termination of employment all unvested equity awards will terminate and vested stock options must be exercised within certain limited time periods after the date of termination. If the individual’s employment is terminated for cause (as defined in the award or other applicable agreement), all stock options, whether vested or unvested, will terminate immediately.

Awards under the 2012 Equity Plan, if unvested, will forfeit upon retirement. Under the 2016 Equity Plan, if the NEO retires on or after age sixty (60) with five (5) years of service with the Company or an affiliate (“Retirement”) prior to the vesting or forfeiture of the RSUs, then the number of RSUs that vest shall be determined as of the date of the Retirement on a pro rata basis, determined based on the number of full months of employment completed from the date of grant to the date of the Retirement divided by the number of full months of the original vesting period. If the NEO retires prior to the vesting or forfeiture of the option to purchase shares of our common stock, the NEO may exercise the option at any time within twelve (12) months following the date of Retirement (but in no event later than ten (10) years after the date of grant).

34    Bloomin’ Brands, Inc. — 2017 Proxy Statement

The Compensation Committee may provide for accelerated vesting of an award upon, or as a result of events following, a change of control. This may be done in the award agreement or in connection with the change of control. In the event of a change of control, the Compensation Committee may also cause an award to be canceled in exchange for a cash payment to the participant or cause an award to be assumed by a successor corporation.

Our forms of award agreements under the 2012 and 2016 Equity Plans provide as follows:

•	Restricted stock and restricted stock units awards to our directors become fully vested upon a change of control

•	Restricted stock awards for our employees and consultants provide that upon a change of control (a) restricted stock that remains outstanding or is exchanged or converted into securities of the acquiring or successor entity will continue to vest in accordance with the terms set forth in the award agreement and (b) if the restricted stock will be canceled in exchange for cash consideration, (x) in the case of awards held by our executive officers at the time of such change of control, the restricted stock will instead be converted into a right to receive such cash consideration upon satisfaction of the vesting and other terms and conditions of the award agreement in effect immediately prior to the change of control and (y) in the case of other award recipients, the award will fully vest and be exchanged for the cash consideration at the time of the change of control

•	PSU awards provide that if the award recipient’s employment or other service status with us terminates, the award will terminate as to any units that are unvested at the time of such termination, unless (a) such termination is due to death or disability, in which case a pro rata portion of the award shall vest based on the portion of the performance period for which service was provided, or (b) the termination occurs before the vesting date but after the end of the performance period and is other than for cause (as defined in the agreement), in which case the applicable number of units will vest for that performance period as if such termination had not occurred

In addition, as described above under “—Change in Control Plan,” in the event of a qualifying termination within the 24 months following a change in control, each of our named executive officers will be entitled to accelerated vesting of all outstanding equity awards.

Stock Options: Ms. Smith

Pursuant to the terms of Ms. Smith’s option agreement dated November 16, 2009, the vested stock options will remain outstanding for a period ranging from 90 days to three years in the case of a termination of Ms. Smith’s employment, depending on the type of option and the nature of the termination, except that all options will be forfeited on a termination for Cause.

Restrictive Covenants

Ms. Smith and Mr. Deno are subject to certain restrictive covenants under her or his employment agreement. These include covenants covering (i) noncompetition and (ii) nondisclosure, nonsolicitation and nonpiracy. Based on the terms of their agreements, Ms. Smith and Mr. Deno have agreed to the restrictive covenants in (i) and (ii) during employment and for 24 months following a termination of employment for any reason. Ms. Smith’s and Mr. Deno’s continued compliance with these restrictive covenants are conditions to our obligation to pay the severance amounts due under her or his employment agreement or offer of employment.

Executive Benefits and Payments Upon Separation

The table below reflects the amount of compensation payable under the arrangements described above to the individuals serving as named executive officers, following a termination of employment (i) by us without Cause or by the executive for good reason without a change in control, (ii) by us without Cause or by the executive for good reason, following a change in control assuming that such termination constitutes a qualifying termination under the Change in Control Plan, (iii) by the executive voluntarily, (iv) as a result of disability or (v) as a result of death, in each case, assuming that such termination of employment occurred on December 25, 2016.

No payments or benefits are due to the named executive officers following a termination of employment for Cause. The table assumes that the change in control transaction resulted in per share consideration of $18.27, which was the closing price per share of our common stock on the NASDAQ Global Select Market on December 23, 2016, last market day of our fiscal year. The actual amounts to be paid upon a termination of employment or a change in control can only be determined at the time of such executive’s separation from us, or upon the occurrence of a change in control (if any).

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NAMED EXECUTIVE OFFICER	EXECUTIVE PAYMENTS AND BENEFITS UPON SEPARATION(1)	INVOLUNTARY TERMINATION WITHOUT CAUSE OR TERMINATION BY EXECUTIVE FOR GOOD REASON WITHOUT CHANGE IN CONTROL ($)	INVOLUNTARY TERMINATION WITHOUT CAUSE OR TERMINATION BY EXECUTIVE FOR GOOD REASON WITH CHANGE IN CONTROL ($)	VOLUNTARY TERMINATION ($)	DISABILITY ($)	DEATH ($)
Elizabeth A. Smith	Severance	3,500,000	5,000,000	—	—	—
	Equity Awards(2)	—	5,903,356	—	—	—
	Health and Welfare Benefits	—	21,862	—	—	—

	Total	3,500,000	10,925,218	—	—	—

David J. Deno	Severance	650,000	1,803,750	—	—	—
	Equity Awards(2)	—	1,883,267	—	—	—
	Health and Welfare Benefits	—	15,976	—	—	—

	Total	650,000	3,702,993	—	—	—

Gregg D. Scarlett	Severance(3)	—	1,498,500	—	—	—
	Equity Awards(2)	—	1,488,834	—	—	—
	Health and Welfare Benefits	—	21,570	—	—	—

	Total	—	3,008,904	—	—	—

Christopher W. Brandt	Severance(3)	—	1,554,000	—	—	—
	Equity Awards(2)	—	1,370,250	—	—	—
	Health and Welfare Benefits	—	21,862	—	—	—

	Total	—	2,946,112	—	—	—

David Schmidt	Severance(3)	—	1,110,000	—	—	—
	Equity Awards(2)	—	750,181	—	—	—
	Health and Welfare Benefits	—	21,862	—	—	—

	Total	—	1,882,043	—	—	—

(1)	Amounts in the table do not include amounts for accrued but unpaid base salary, annual bonus or other expenses.

(2)	Amounts represent intrinsic value of unvested in-the-money stock options since the fair market value of a share of our common stock, as of December 23, 2016, was greater than the exercise price of certain stock options held by the named executive officers. Certain stock option grants were out-of-the-money as of the fiscal year end and are included above with a value of $0. Amounts exclude intrinsic value of vested in-the-money stock options.

(3)	Severance for each of Messrs. Scarlett, Brandt and Schmidt (base salary in effect at termination) is only payable upon termination of employment by us without cause (as defined in their offer of employment or employment agreement).

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a written Code of Business Conduct and Ethics and a Related Party Transactions Policy, which supplements the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to our directors, officers, and employees, and the Related Party Policy applies to our executive officers. These policies require disclosure of the material terms of any applicable related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction. The policies require that all related person transactions must be reported to the Chief Legal Officer and are subject to the approval or ratification by the Audit Committee. The Audit Committee may approve or ratify the transaction if it determines that the transaction is in the best interests of the Company and its stockholders.

The transactions below were reviewed under our Code of Business Conduct and Ethics and also reviewed under the Related Party Transactions Policy subsequent to July  22, 2015, which is the date of its adoption.

Arrangements with Our Founders

Registration Rights Agreement

We previously were a party to a registration rights agreement with Chris T. Sullivan and certain family members of Chris T. Sullivan (collectively, the “Sullivan Parties”), Bain Capital (OSI) IX, L.P., its related funds (collectively, the “Bain Funds”) and certain other parties. On April 29, 2014, we terminated this agreement and entered into a new registration rights agreement with the Sullivan Parties, the Bain Funds, Elizabeth A. Smith, our Chairman and CEO and certain other parties (the “Registration Rights Agreement”). The Registration Rights Agreement provides the parties thereto with certain demand and “piggyback” registration rights. We are required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the Registration Rights Agreement. The Registration Rights Agreement also contains customary terms and conditions related to various matters, including registration procedures, lock-up agreements and permitted transfers and indemnification and contribution.

Lease Payments

In 2016, MVP LRS, LLC (“MVP”), an entity in which our director, Chris T. Sullivan, who is a partner, paid us $611,001 in lease payments. These leases were originally for two restaurants in the Lee Roy Selmon’s concept, which was purchased from us in 2008. In 2014, MVP converted one of the Lee Roy Selmon’s restaurants to a Glory Days restaurant and we entered into a new lease with MVP for the Glory Days restaurant. We also guarantee lease payments by MVP under two leases with third parties. The lease payments made by MVP under these two leases were $166,171 for 2016 and the amount is consistent with the amounts for prior years of $154,358 for each of 2015 and 2014.

Mobile Application Services

In 2015, we evaluated a point of sale integration platform provided by Omnivore Technologies, Inc. f/k/a Positronics Technologies, Inc. (“Omnivore”), which is owned, in part, by Chris T. Sullivan, one of our founders and a director, or by entities he owns or controls. After this evaluation, we entered into an engagement with Omnivore for services related to the development of our connected customer mobile application. In 2016, we paid Omnivore $231,405 for such services.

Other Arrangements

Director and Executive Officer Transactions and Arrangements

Jeffrey S. Smith, former Executive Vice President and President of Outback Steakhouse, owned interests in 10 Outback Steakhouse restaurants, 13 Carrabba’s Italian Grill restaurants and 11 Bonefish Grill restaurants. We purchased Mr. Smith’s interests in 32 of those restaurants for a purchase price of $476,535 with an effective date of August 22, 2016. Mr. Smith maintains an interest in two franchised Bonefish Grill restaurants.

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Gregg Scarlett, our Executive Vice President and President of Outback Steakhouse, owned interests in three Outback Steakhouse restaurants and two Bonefish Grill restaurants. We purchased Mr. Scarlett’s interest in all five restaurants for a purchase price of $269,801 with an effective date of August 22, 2016.

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of independent directors meeting the requirements of applicable SEC and NASDAQ rules. The Audit Committee has reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of Bloomin’ Brands contained in our Annual Report on Form 10-K for the 2016 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Bloomin’ Brands.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Bloomin’ Brands, Inc.’s Annual Report on Form 10-K for its 2016 fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

John J. Mahoney, Chairman

James R. Craigie

Tara Walpert Levy

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

Stockholders may submit proposals for inclusion in our proxy materials in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2018 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than November 10, 2017. Such proposals should be delivered to Bloomin’ Brands, Inc., Attn: Corporate Secretary, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607 (and we encourage you to send a copy via email to CorporateSecretary@bloominbrands.com).

Stockholders who intend to submit nominations to the Board of Directors or present other proposals for consideration at our 2018 annual meeting (other than proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy materials) must comply with all provisions of our bylaws with respect to such nominations and proposals and provide timely written notice thereof. To be timely for our 2018 annual meeting, notice must be delivered to our Secretary at our principal executive offices no earlier than December 23, 2017, and no later January 22, 2018. However, in the event that our 2018 annual meeting is to be held on a date that is not within 30 calendar days before or after April 21, 2018, to be timely, notice must be so delivered not later than the tenth calendar day following the date on which public announcement of the date of the 2018 annual meeting is first made.

PROXY SOLICITATION AND COSTS

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy and any additional solicitation material that we may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries, custodians and other nominees holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

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STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

A number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Bloomin’ Brands will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials, you may write or call the Bloomin’ Brands Investor Relations Department at Bloomin’ Brands, Inc., 2202 North West Shore Boulevard. Suite 500, Tampa, Florida 33607, Attention: Investor Relations, telephone (813) 830-5311.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials, who wish to receive only one copy in the future, are asked to contact Computershare (if a registered holder) or their bank, broker or other nominee (if a beneficial holder) to request information about householding.

FORM 10-K

We will mail without charge, upon written request, a copy of the Bloomin’ Brands Annual Report on Form 10-K for the fiscal year ended December 25, 2016, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Bloomin’ Brands Investor Relations Department at Bloomin’ Brands, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607, Attention: Investor Relations, telephone (813) 830-5311. The Annual Report on Form 10-K is also available in the Investors section at www.bloominbrands.com.

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OTHER MATTERS

The Board of Directors does not know of any other matters to be presented for stockholder action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matter in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Kelly Lefferts
Secretary

Dated: March 10, 2017

40    Bloomin’ Brands, Inc. — 2017 Proxy Statement

IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Admission Ticket MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the internet or telephone must be received by 11:59 p.m., Eastern Time, on April 20, 2017. Vote by internet Go to www.investorvote.com/BLMN Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals - The Board recommends a vote FOR all nominees, FOR Proposal 2 and FOR Proposal 3. 1. To be elected as Class II Directors with terms expiring in 2020: For Withhold For Withhold For Withhold 01 - James R. Craigie 02 - Mindy Grossman 03 - Chris T. Sullivan For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as independent registered certified public accounting firm for the fiscal year ending December 31, 2017. 3. To approve, on a non-binding advisory basis, the compensation of the named executive officers. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM1UP X 313671 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 02I4MC

2017 Annual Meeting Admission Ticket 2017 Annual Meeting of Bloomin’ Brands, Inc. Stockholders Friday, April 21, 2017, 8:00 a.m. EDT Corporate Center One 2202 North West Shore Boulevard, 4th Floor, Tampa, Florida 33607 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.edocumentview.com/BLMN qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy - Bloomin’ Brands, Inc. Notice of 2017 Annual Meeting of Stockholders Corporate Center One 2202 North West Shore Boulevard, 4th Floor, Tampa, Florida 33607 Proxy Solicited by Board of Directors for Annual Meeting - Friday, April 21, 2017 David J. Deno, Joseph J. Kadow and Kelly Lefferts, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Bloomin’ Brands, Inc. to be held on Friday, April 21, 2017 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposal 2 and FOR Proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)